SECURITIES AND EXCHANGE COMMISSION

                    POST EFFECTIVE AMENDMENT NO. 1

                   FORM SB-2 REGISTRATION STATEMENT
     UNDER THE SECURITIES ACT OF 1933 SEC REGISTRATION NO. 333-434

                      INNOVATIVE MEDICAL SERVICES
        (Exact Name of Registrant as Specified in its Charter)

CALIFORNIA                        3841                   33-0530289
(State of Incorporation)    (Primary Standard       (IRS Employer ID No.)
                          Classification Code)

            1725 Gillespie Way, El Cajon, California 92020
                            (619) 596 9600
        (Address and Telephone Number of Registrant's Principal
          Executive Offices and Principal Place of Business)

                           MICHAEL L. KRALL
            1725 Gillespie Way, El Cajon, California 92020
                            (619) 596 9600
       (Name, Address and Telephone Number of Agent for Service)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

CALCULATION OF REGISTRATION FEE
-------------------------------
Title of each                  Proposed        Proposed
class of           Amount      Maximum         Maximum         Amount of
securities         to be       offering price  aggregate       registration
to be registered   registered  per unit        offering price  fee
---------------------------------------------------------------------------

Common Stock
Underlying Class A
Warrants           3,687,500     $5.25         $19,359,375.00      *

* Filing Fee paid in April, 1996

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE EXHIBIT INDEX APPEARS ON PAGE II-4 OF THE SEQUENTIALLY NUMBERED PAGES OF THIS REGISTRATION STATEMENT. THIS REGISTRATION STATEMENT, INCLUDING EXHIBITS, CONTAINS 58 PAGES.

INNOVATIVE MEDICAL SERVICES

CROSS REFERENCE SHEET FOR REGISTRATION STATEMENT ON FORM SB-2

ITEM     REGISTRATION STATEMENT HEADING      LOCATION IN PROSPECTUS

1.  Forepart of Registration Statement and
    Outside Front Cover Page of Prospectus   Outside Front Cover Page of
                                             Prospectus
2.  Inside Front and Outside Back Cover
    Pages of Prospectus                      Inside Front and Outside Back
                                             Cover Pages of Prospectus
3.  Summary Information and Risk Factors     Prospectus Summary; Risk
                                             Factors
4.  Use of Proceeds                          Use of Proceeds
5.  Determination of Offering Price          Risk Factors; Description of
                                             Securities
6.  Dilution                                 Not Applicable
7.  Selling Security Holders                 Not Applicable
8.  Plan of Distribution                     Plan of Distribution
9.  Legal Proceedings                        Legal Proceedings
10. Directors and Executive Officers         Management
11. Security Ownership of Certain
    Beneficial Owners and Management         Principal Shareholders
12. Description of the Securities to be
    Registered                               Prospectus Summary;
                                             Description of Securities;.
                                             Outside Front Cover Page of
                                             Prospectus;
13. Interest of Named Experts and Counsel    Not Applicable
14. Statement as to Indemnification          Indemnification
15. Organization within 5 Years              Business of the Company
16. Description of Business                  Business of the Company
17. Management's Plan of Operation           Business of the Company
18. Description of Property                  Business of the Company
19. Certain Relationships and Related
    Transactions                             Certain Transactions
20. Market for Common Equity and
    Related Stockholder Matters              Market for Shares
21. Executive Compensation                   Executive Compensation
22. Financial Statements                     Financial Statements
23. Changes in Disagreements With
    Accountants                              Not Applicable

                               PROSPECTUS
LOGO

3,687,500 SHARES OF COMMON STOCK UNDERLYING CLASS A REDEEMABLE COMMON STOCK PURCHASE WARRANTS

282,766 SHARES OF COMMON STOCK OFFERRED BY THE SELLING SECURITIES HOLDERS.

Innovative Medical Services (the "Company") is offering 3,687,500 shares of common stock at $5.25 per Share to the holders of the Company's 3,687,500 Class A Warrants (the "Shares" and "Class A Warrants"). Each Class A Warrant entitles the holder to acquire an additional common share for $5.25 per common share.

The Class A Warrants are redeemable by the Company for $0.05 per Class A Warrant provided the closing bid price for the shares have averaged in excess of $9.00 per share for any twenty (20) trading days within a period of thirty (30) consecutive business days ending within five (5) days of the date of a Notice of Redemption. See "DESCRIPTION OF SECURITIES."

The Shares and Class A Warrants are traded on The Nasdaq SmallCap Market under the symbols PURE and PUREW.

THESE ARE SPECULATIVE SECURITIES, INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD TO LOSE THEIR ENTIRE
INVESTMENT. (SEE "RISK FACTORS.")

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISSAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


PRICE TO                                           PROCEEDS TO
CLASS A WARRANT HOLDERS                             COMPANY(1)

Per Share                               $5.25              $5.25
3,687,500 Common Shares        $19,359,375.00     $19,359,375.00

(1) Before deduction of expenses of the Offering payable by the Company estimated at $35,000.

The date of this Prospectus is  __, 1999

The Company is subject to and will comply with the periodic reporting requirements of Section 12(g) of the Securities Exchange Act of 1934. The Company will furnish to its Shareholders an Annual Report containing financial information examined and reported upon by independent certified public accountants, and it may also provide unaudited quarterly or other interim reports as it deems appropriate. The Company's Registration Statement on Form SB-2 with respect to the Securities offered by this Prospectus, (a part of the Registration Statement) as well as its periodic reports may be inspected at the public reference facilities of the U.S. Securities and Exchange Commission, Judiciary Plaza, 450 Fifth Street, N. W., Room 1024, Washington, D. C. 20549, or at the Commission's regional offices at Northwestern Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and at 7 World Trade Center, New York, New York 10007. Copies of such materials can be obtained from the Commission's Washington, D. C. office at prescribed rates.

The Company has filed a Registration Statement of which this Prospectus is a part which registers 40,000 shares of common stock underlying options issued to a consultant of the Company and 242,766 shares of common stock issued to certain investors in a Private Placement conducted in January, 1999.

The Company is not offering any of the Selling Securities Holders securities in the Offering. These shares may be sold by the holders thereof from time to time at prevailing market prices. The Company will not receive any of the proceeds from any sale of the Selling Securities Holders shares. See "Description of Securities", "Additional Securities Being Registered" and "Selling Security Holders".

                           PROSPECTUS SUMMARY

THE COMPANY:   Innovative Medical Services was incorporated in the State of
California in 1992, to pursue the immediate business of manufacturing and marketing the Fillmaster and subsequently a broadly based business of delivering advanced technology, equipment and supplies to the pharmacy industry, in addition to pursuing the business of residential water filtration. During its first three years, the Company established the production and design, entered into contracts with its parts suppliers and manufacturers, developed its initial assembly process and implemented its marketing program for the Fillmaster.


The Company's cornerstone product is the Fillmaster(R) pharmaceutical water purification and dispensing system. The Fillmaster provides measured amounts of purified water for reconstitution of liquid oral antibiotics and certain other pharmacy applications. The Fillmaster System uses a six-stage water purification unit featuring an electronic water purity testing module and an auxiliary faucet for dispensing purified water. The 'Fillmaster System integrates with the building's tap water plumbing, is closed and pressurized and, according to the Company's testing, has a fill rate at least three times that of current bottle-and-hose methods - the only know competition.


In the past two years, the Company has launched four new products, the Fillmaster 1000e and three products in the Company's Nutripure line of residential drinking water systems. The Company continued its marketing campaigns to expand into new markets while pursuing development of future products. The Company has also established an export/import operation to distribute medical supplies and its water filtration products in Brazil.

SECURITIES OFFERED:   3,687,500 Shares underlying the outstanding Class A
Warrants. Each Class A Warrant entitles the holder to acquire an additional common share for $5.25 per common share beginning the date of this Prospectus and expiring August 8, 2001. See "Description of Securities".

USE OF PROCEEDS:   The Company intends to use the net proceeds from this
Offering and any additional funds generated from operations for Inventory, and Sales and Marketing. Please see "Use of Proceeds" and "Business of the Company".

ADDITIONAL SECURITIES BEING REGISTERED  The Company has filed a
Registration Statement of which this Prospectus is a part which registers 40,000 shares of common stock underlying options issued to a consultant of the Company and 242,776 shares of common stock issued to certain investors in a Private Placement conducted in January, 1999.

The Company is not offering any of the Selling Securities Holders securities in the Offering. These shares may be sold by their holders from time to time at prevailing market prices. The Company will not receive any of the proceeds from any sale of the Selling Securities Holders shares. See "Description of Securities", "Additional Securities Being Registered" and "Selling Security Holders".

                              RISK FACTORS

These Securities involve a high degree of risk. Prospective purchasers should consider carefully, among other factors set forth in the Prospectus, the following:

RISK FACTORS RELATING TO THE COMPANY

1. Limited Operating History. As of July 31, 1998 the Company had an accumulated deficit of $4,101,330. The Company was formed in 1992 and commenced the manufacture and marketing of its Fillmaster(R) product in the final quarter of fiscal year 1993. As a result, it is subject to the risks inherent in a new enterprise, including the absence of a lengthy operating history, shortage of cash, undercapitalization and new products. (Please see "The Company and its Business.")

2. Competition. The Company believes that the business of providing advanced technology apparatus to the pharmaceutical industry is relatively new and that it is likely that the Company will face extensive competition as the market develops. These competitors are likely to be larger and have greater financial resources than the Company. As a result no assurances can be given that the Company will be able to obtain and maintain sufficient market share to be successful.

3. Dependence on Management. The success of the Company will be dependent largely upon the efforts of its present management. To the extent the services of management would be unavailable to the Company for whatever reason, the Company would be required to obtain other executive personnel to manage and operate the Company. In such event, there can be no assurance that the Company would be able to employ qualified persons on terms favorable to the Company. Although the Company has Key Man Life Insurance on its President, Michael L. Krall, it is anticipated that the Company will remain primarily dependent upon the efforts of Management. (Please see "Management.")

4. Regulation of Pharmaceutical Products. The United States Food and Drug Administration has established a Good Manufacturing Practices protocol which requires that products be built to certain standards and specifically that an apparatus used in handling anything added to a prescription not cause any contamination of the prescription. The Company believes that all components and materials in its Product meet or exceed the current FDA standards. However no assurances can be given that FDA standards will not change in the future. In addition, the United States Pharmacopeia and the National Formulary (USP/NF) provide the standards for materials and substances and their preparations that are used in the practice of healing arts and establish standards of quality, strength and purity. The USP/NF require that only "Purified Water" be used in the reconstitution of oral prescriptions. Also, State Boards of Pharmacy uniformly defer to the standards of the USP/NF. In addition, drug manufacturers themselves require the use of "Purified Water" to ensure product stability and potency. While the Company's Fillmaster(R) meets or exceeds the USP requirements for "Purified Water", no assurance can be given that the current regulations will not be modified or that new regulations be implemented which could adversely effect the Company's business.

RISK FACTORS RELATING TO THIS OFFERING

1. Public Will Bear Risk of Loss. The capital required by the Company to increase the scope of its business is being sought principally from the proceeds of this Offering. Therefore, public investors will bear most of the risk of the Company's operations. (Please see "Underwriting.")

2. Potential Reverse Split of Outstanding Shares. On December 19, 1998, the Company's shareholders authorized the Company's Board of Directors to declare an up to four to one reverse split of the outstanding common stock on or before December 31, 1999 and as and when the Board deems it necessary to prevent the delisitng of the common stock from the NASDAQ SmallCap Market for failure to maintain a $1.00 minimum bid price. Such a reverse split could result in an effective cost basis of $10.50 to $21.00 per share for shares received pursuant to an exercise of the Class A Warrants prior to the effective date of such a reverse split and may have a materially adverse effect upon the holder's ability to realize a profit upon the shares.

3. Lack of Dividends. The Company has never paid a dividend on its common stock and intends to retain all earnings for the foreseeable future in order to complete its business plan.

4. Potential Adverse Effect of Shares Issuable Upon Exercise Of Stock Options And Outstanding Shares Available for Resale. The Company has adopted a 1996 Incentive Stock Option Plan, a 1996 Directors and Officers Stock Option Plan and a 1998 Directors and Officers Stock Option Plan. The Company has reserved 1,000,000, 1,000,000 and 2,000,000 Common shares for issuance under each respective plan. As of the date of this Prospectus options to acquire 1,270,250 shares have been awarded pursuant to the 1996 and 1998 Directors and Officers Stock Option Plan. In addition, 1,147,972 of the Company's presently outstanding 4,392,242 shares of common stock are "restricted securities" as defined by Rule 144 adopted under the Securities Act of 1933, as amended. Rule 144 is a regulated method for holders of restricted securities to sell their securities into the market. Nearly all of holders of such restricted securities have held the securities for the time period required by Rule 144 and may sell their securities. Such sales and the exercise of options and sale of underlying shares could have an adverse effect on the market for the Shares. (Please see "Market for Company's Common Stock and Related Stockholder Matters.")

5. Determination of Offering Price. The Class A Warrant exercise price was arbitrarily determined by the Company and the Underwriter of the Company's initial public offering in 1996. The exercise price does not bear any relationship to the assets or book value of the Company or any other objective measure of value. Accordingly no assurances can be given that the market price for the Shares underlying the Class A Warrants will be at or above the exercise price.

6. Maintenance Criteria for Nasdaq Securities. The National Association of Securities Dealers, Inc. (the "NASD"), which administers the Nasdaq SmallCap Market has established the criteria for continued Nasdaq eligibility. In order to continue to be included in the Nasdaq SmallCap Market, a company must maintain $2 million in total assets, a $200,000 market value of its public float and

$1 million in total capital and surplus. In addition, continued inclusion requires two market-makers, at least 300 holders of the Shares and a minimum bid price of $1 per share; provided, however, that if a company falls below such minimum bid price, it will remain eligible for continued inclusion in Nasdaq if the market value of the public float is at least $1 million and the Company has $2 million in capital and surplus. The Company's failure to meet these maintenance criteria in the future may result in the discontinuance of the inclusion of its securities in Nasdaq. In such event, trading, if any, in the securities may then continue to be conducted in the non-Nasdaq over-the-counter market in what are commonly referred to as the electronic bulletin board and the "pink sheets". As a result, an investor may find it more difficult to dispose of or to obtain accurate quotations as to the market value of the securities. In addition. the Company would be subject to a Rule promulgated by the Securities and Exchange Commission (the "Commission") that, if the Company fails to meet criteria set forth in such rule, imposes various sales practice requirements on broker-dealers who sell securities governed by the Rule to persons other than established customers and accredited investors. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transactions prior to sale. Consequently, the rule may have an adverse effect on the ability of broker-dealers to sell the securities, which may affect the ability of purchasers in the ofering to sell the securities in the secondary market.

7. Disclosure Related to Penny Stocks. The Commission has adopted rules that define a "penny stock". In the event that any of the Company's securities are characterized in the future as penny stock, broker-dealers dealing in the securities will he subject to the disclosure rules for transactions involving penny stocks which require the broker-dealer among other things to (i) determine the suitability of purchasers of the securities, and obtain the written consent of purchasers to purchase such securities and (ii) disclose the best (inside) bid and offer prices for such securities and the price at which the broker-dealer last purchased or sold the securities. The additional burdens imposed upon broker-dealers may discourage them from effecting transactions in penny stocks, which could reduce the liquidity of the securities offered hereby.

8. Redemption of Warrants. The Class A Warrants may be redeemed by the Company at any time upon 30 days written notice to the Warrant holders at $0.05 per Warrant provided the closing bid price for the Company's common shares shall have averaged in excess of $9.00 per share for any twenty (20) trading days within a period of thirty (30) consecutive business days ending within five (5) days of the date of a Notice of Redemption. In such event, the Class A Warrants will only be exercisable until the close of business on the date fixed for redemption in such notice. Any Class A Warrants not exercised by such time will cease to be exercisable, and the holders will be entitled only to the redemption price. (See "Description of Securities.")

9. Non-Registration in Certain Jurisdictions of Shares Underlying the Warrants. The Class A Warrants are not convertible or exercisable unless, at the time of exercise, the Company has a current prospectus covering the shares of Common Stock issuable upon exercise of the Class A Warrants and such shares have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the holders of such Class A Warrants. There can be no assurance that the Company will have or maintain a current prospectus or that the securities will be qualified or registered under any state laws. Purchasers may buy Class A Warrants in the after-market or may move to jurisdictions in which the shares underlying the Class A Warrants are not registered or qualified during the period that the Class A Warrants are exercisable. In this event, the Company would be unable to issue Common Stock to those persons desiring to exercise their Class A Warrants unless and until the shares could be qualified for sale in jurisdictions in which the purchasers reside, or an exemption from this qualification exists in such jurisdiction. Accordingly, Class A Warrant holders would have no choice but to attempt to sell the Class A Warrants in a jurisdiction where such sale is permissible or allow them to expire unexercised. (See "Description of Securities")

10. Limitation on Directors' Liability. The Company's Articles of Incorporation provide for certain limitations on the liability of the Company's directors to its stockholders for monetary damages. Such limitations could adversely affect an investor's ability to recover damages from such directors.

                             USE OF PROCEEDS

The net proceeds of the Offering will be $19,324,375 after the payment of offering expenses estimated at $35,000 if all of the Class A Warrants are exercised prior to their expiration in August 2001. The Company will utilize the net proceeds as and when received primarily for the purchase of inventory to the extent necessary to fulfill sales orders without using the Company's credit facilities. Thereafter the Company will use proceeds for Sales and Marketing.

                             CAPITALIZATION

The following table sets forth the capitalization of the Company as of July 31, 1998 and on a pro forma basis giving effect to the exercise of the Class A Warrants offered hereby and the application of the net proceeds therefrom as described in "Use of Proceeds".


-----------------------------------------------------------------------------
                                                    July 31,       July 31,
                                                     1998            1998
                                                     ----            ----
                                                   Historical    Proforma(1)
                                                   ----------    -----------
-----------------------------------------------------------------------------
Stockholders Equity                                 $6,125,718   $26,207,204
20,000,000 no par common shares authorized
3,961,351 outstanding at July 31, 1998
8,081,617 outstanding at July 31, 1998 Pro Forma (1)


-----------------------------------------------------------------------------
Class A Warrants                                       108,750             0
3,687,500 outstanding at July 31, 1998
-----------------------------------------------------------------------------
Accumulated Deficit                                 (4,101,330)   (4,101,330)
                                                   -----------   -----------
-----------------------------------------------------------------------------
Total Capitalization                                $2,133,138   $22,214,624
                                                   ===========   ===========
-----------------------------------------------------------------------------


-----------------------------------------------------------------------------


-----------------------------------------------------------------------------

(1) Gives effect solely to the sale of 3,687,500 common shares.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the audited financial statements of the Company and related notes included therein.

Overview

Innovative Medical Services, through an aggressive, growth-oriented business strategy, has built a strong market presence in the manufacturing and marketing of pharmacy efficiency products, as well as in water filtration systems. Since its founding in August 1992, and subsequent to its initial public offering in August 1996, the Company has invested in its research and development department, production facilities and sales and marketing resources. The Company's principal products are the Pharmapure(R) pharmacy water purification system, the Fillmaster(R) dispensing units for reconstituting oral suspensions, and the Nutripure(R) line of residential drinking water systems. The Company also markets, for all water filtration products, proprietary filters that require changing at intervals of nine to twelve months. Filter replacements represent a significant continuing source of revenue to the Company.

In addition, Innovative Medical Services markets the Medifier(TM), a unique magnifying device for use with any size prescription bottle label, targeted to the growing elderly population. The Medifier represents a low-cost entry into the retail pharmacy market and will be sold through the Company's current distribution channels as well as through catalogues and promotional products distributors.

Innovative Medical Services also owns Export Company of America, Inc. (EXCOA), a Nevada corporation that holds and operates the Company's Brazilian export/import operation. The Company distributes medical, dental and veterinary supplies into Brazil and plans to use this distribution conduit for the Company's water filtration products.


Results of operations Fiscal 1998 vs. Fiscal 1997

Revenues of $1,675,100 in the fiscal year ended July 31, 1998 were 63% higher than the $1,024,700 in revenues reported for the fiscal year ended July 31, 1997. Fillmaster Purification System sales in the year ended July 31, 1998 were $1,082,000 and replacement filter sales were $439,100. In the prior year, Fillmaster Purification System sales were $848,200 and replacement filter sales were $141,200. Sales of the Fillmaster Purification System rose 28% over the prior period. Sales of filters rose 211% in fiscal 1998 as expected due to the continually increasing number of Fillmaster Purification Systems in use.

Gross profits for the year ended July 31, 1998 were $673,100 versus $303,800 in 1997. Gross profit percentage of 40% in 1998 was higher versus 30% in 1997. The gross profit increase reflects increased filter sales in the current year. As the number of Fillmaster system installations increases, so will the volume of replacement filter sales and the related improved gross profit margins.

Net loss for the year ended July 31, 1998 was $1,902,800 versus a net loss of $1,407,300 for the same period in 1997. This decrease was due in part to the $200,400 or 46% increase in Selling Expenses, which includes marketing and advertising costs incurred to promote the Company's products. In addition, General and Administrative Expenses increased approximately $432,700 or 32% from 1997 to 1998 due to continued product development costs, associated expenses for additional management and sales personnel, and costs associated with the development of new markets. Revenues for the year were less than previously anticipated because a large corporate order will be recognized in the first quarter of fiscal 1999 instead of the fiscal 1998 fourth quarter. Also, the Company took a one-time charge of approximately $450,000 by writing off remaining prepaid investment banker fees for which management believes it will derive no further value. During the current fiscal year the Company incurred expenses of $177,400 for Research and Development costs associated with production and development of new products.


Liquidity and Capital Resources

During the fiscal year ended July 31, 1998, the Company's current assets to liabilities ratio fell from 17.85 to 1.21. Current assets decreased $1,824,400 from $2,834,500 to $1,010,100. Current assets at July 31, 1998 include $360,600 of inventories consisting mainly of new electronic dispensers built in the fourth quarter for the cancelled order. Noncurrent assets include $1,096,900 of deferred acquisition costs comprised largely of investment banker fees related to the acquisition of a Florida export company and a related medical supply company located in Brazil. Current liabilities increased $678,600 from $158,800 to $837,400. The increase in current liabilities was the result of increased accounts payable associated with a corresponding increase in inventories. Also, the Company has established a line of credit during the period on which it has drawn $295,000.

Cash flows used from operations were $1,994,100 in fiscal year 1998 and $1,282,500 in 1997. For those periods, cash flows used in investing activities were, respectively, $232,300 and $590,600 for the purchase of machinery and equipment and for leasehold improvements. The total decrease in cash and cash equivalents for the 1998 period was $1,934,400 which was largely a result of an increase in inventory and an increase in deferred acquisition costs. The Company generated $4,236,200 from a public offering during the 1997 period resulting in a net increase in cash equivalents of $1,961,000.

The Company operates on a just-in-time assembly and manufacturing basis and typically keeps inventory to low levels. Parts and components are brought into the factory for assembly and shipment only after a firm customer order has been received. As a result, the time period during which cash resources must be utilized for inventory is compressed as much as possible.


Future Outlook

Fillmaster Sales to Chain Pharmacies. Long term profitability of the Fillmaster System product line depends on establishing a substantial number of Fillmaster units installed and in use. Since each unit requires replacement of its filters at least once a year, each new system installed becomes a source of steady future income potentially exceeding the income from the initial sale of the Fillmaster System. In addition, each pharmacy using the Fillmaster becomes an easily approachable candidate for any new pharmacy tools developed by the Company in the future. The Company continues to build an ever-increasing sales revenue base of chain pharmacies with sales and marketing expenditures a fraction of those necessary to reach independent and hospital pharmacies. To date, Fillmaster Systems are installed in approximately 9,500 pharmacies, an increase of 36% over last year's total. The 9,500 locations represent approximately 13% of the total pharmacy market. Although 13% constitutes a significant hold on the pharmacy market, the Company sees significant growth potential for the Fillmaster System in both the United States and abroad.

The Fillmaster System is specified as standard equipment for all newly constructed and remodeled pharmacies at Walgreen's, Wal-Mart, Target, Fred Meyer, Osco, Jewel, Acme, Lucky, Sav-On, Kroger,

Dillon Stores, United Supermarkets, Phar-Mor, Giant Eagle, Giant Foods, Meijer, City Markets and Eckerd. Construction and remodeling installations of Fillmaster Systems generate steady sales at a low cost of sales and, therefore, a steady increase in replacement filter sales. The Company expects that additional chain stores will add Fillmaster Systems to their blueprints and specifications for new construction and remodeling of pharmacies in the coming year. The Company will continue to aggressively market the Fillmaster System to chain pharmacies and expects growth to continue as the Fillmaster becomes an industry-wide standard in pharmacy dispensing equipment.

Fillmaster Sales to Independent Pharmacies. The independent pharmacy market represents more than 30,000 locations and remains an untapped market for the Company. The Company continues its targeted Fillmaster System marketing program and corresponding Nutripure Elite dealer program focusing on the costlier-and more difficult-to-reach independent pharmacy market. Capital expenditures are often difficult for the independent community pharmacy because of limited cash resources. Becoming a Nutripure dealer will offer the independent pharmacist a means of increasing cash flow and thereby the means to purchase a Fillmaster. The Nutripure program depends upon Fillmaster use by the independent pharmacists selling the residential drinking water system, and the Company will offer extended payment terms to dealers on their Fillmaster purchase to allow them time to sell Nutripure units and use the proceeds to purchase the Fillmaster. Currently, the Company's penetration is approximately 7%, and the Company expects its independent pharmacy market share to substantially increase as the Nutripure dealer program grows.

Other sales efforts in the independent pharmacy market have focused primarily on offering price concessions based upon quantity sales to members of independent buying cooperatives and quasi-chains created by wholesale drug distributors. By accessing large numbers of pharmacies through their cooperatives and wholesalers, the Company retains the economies of scale associated with chain sales but generates higher margins through higher negotiated pricing and direct sales to the customer. During the last fiscal year, Innovative Medical Services continued increasing its exposure to independent buying groups and developing its relationships with decision-makers within the groups. The Company expects relationships with independent pharmacy buying groups to result in volume sales of Fillmaster Systems.


Nutripure Elite Sales through Independent Pharmacies

For years, Gallup polls have reflected the public's respect for pharmacists as ethical and honest professionals, and the Company has based the marketing of Nutripure Elite on both the pharmacist's reputation and relationship with his customers as well as his testimonial as a Fillmaster user to the quality of the product. The pharmacist's recommendation of a system they use in their pharmacy to reconstitute prescriptions sets Nutripure Elite apart from all other residential drinking water systems.

The Company currently has approximately 60 dealers of Nutripure Elite products. As the targeted marketing program continues to inform independent pharmacists of this revenue opportunity, the Company expects the dealer network to exceed 200 dealers within the next 12 months.

The Company's research shows that consumer awareness of the quality of water they consume has risen drastically over the past decade, and continues to rise as municipal water supplies become less reliable. Although the water filtration industry has many players, Innovative Medical Services' Nutripure Elite systems incorporates the highest quality reverse osmosis equipment available on the market today, and Nutripure Elite's moderate retail price of $499 is very competitive. The Company believes that Nutripure Elite's value, combined with the powerful recommendation of the pharmacist and the unique distribution exclusively through independent pharmacies will make it a significant source of revenue for the Company in the coming year.

Fillmaster and Nutripure Filter Sales

The water filtration industry sees its highest profit margin in after-market filter sales, and as water systems are sold to pharmacies and to home owners, filter sales for both products will continue to increase. Filter sales during this past fiscal year doubled sales from the year prior, and the Company expects that trend to continue as systems are sold and customers subscribe to the automatic filter shipment program.


Medifier

The Company distributes the Medifier through catalogues, existing pharmacy customers and promotional products distributors, and markets a private labeling option for organizations wishing to purchase the Medifier as a promotional item. The Company began marketing the Medifier during the past fiscal year and expects sales to grow as exposure to and awareness of the Medifier increases.


New Product Innovation

During first quarter of the fiscal year, the Company completed major marketing campaigns for two new products: the Nutripure Elite line of residential drinking water systems and the Fillmaster 1000e computerized pharmacy water dispensing system. Revenues from sales of the Nutripure Elite products were realized throughout the year, and revenues from sales of the Fillmaster 1000e began to be realized in the fourth quarter of the fiscal year.

Also during the year, the Company developed its entry-level water system, Nutripure NP2000CT. After 18 months of extensive market research, Innovative Medical Services completed development of this carbon countertop system and released the product in June 1998. Nutripure NP2000CT, developed specifically for mass merchandising, offers excellent water filtration technology at competitive pricing through a unique marketing approach: Nutripure is the only filtration system in its class of countertop carbon systems that is "pharmacist recommended". National mass merchandisers, drugstores, department stores and specialty stores are currently evaluating the Nutripure NP2000CT, and Innovative Medical Services expects sales to begin during the coming year.

The Company continues to develop new and innovative pharmacy efficiency products and water filtration products and plans to release two new products this year.


Acquisitions

In May 1998, Innovative Medical Services completed negotiating the acquisition of AMPROMED, Rio de Janeiro, Brazil, and certain assets of Export Company of America Inc. (EXCOA), Fort Lauderdale, FL, and established a new Nevada subsidiary to hold and operate the export/import operation. The government of Brazil is promoting growth and higher quality health services by infusing $36 billion over the next five years into a nationwide healthcare system. Innovative Medical Services believes that the combined prospects of expanded disposable medical and dental product sales with a massive public health initiative offers a bright future for the AMPROMED operations. Innovative Medical Services has been awaiting the required Brazilian business certification before commencing sales in Brazil. The required Contract Social was granted by the Brazilian government in October 1998, and AMPROMED will soon resume sales of medical products. In addition to medical supplies, Innovative Medical Services plans to distribute water filtration products to Brazil through AMPROMED. As in other emerging areas of the world, Brazilians have recognized clean water as an integral element of good health, and consumer awareness is growing rapidly. Innovative Medical Services expects to begin realizing revenues from sales of medical supplies and water filtration products in Brazil in the second quarter of 1999. The Company anticipates that the acquisition will result in an additional $3 million in revenue in the next year.

Innovative Medical Services, in cooperation with its investment banking firm, continues to explore potential acquisition opportunities for medical supply distribution, both domestic and abroad.

                      THE COMPANY AND ITS BUSINESS

Company Overview

Innovative Medical Services (the Company) is engaged principally in the business of manufacturing and marketing the Fillmaster(R), a water purification, measuring and dispensing apparatus used in pharmacies to reconstitute oral antibiotic suspensions. Innovative Medical Services has also entered the consumer market with Nutripure(R), a residential drinking water system. The Company markets, for both products, proprietary filters that require changing at intervals of nine to twelve months or whenever indicated by the systems' water quality monitors. The filter replacements represent a significant continuing source of sales and cash flow to the Company.


History

Innovative Medical Services was incorporated in the State of California on August 24, 1992, to pursue the immediate business of manufacturing and marketing the Fillmaster and subsequently a broadly based business of delivering advanced technology, equipment and supplies to the pharmacy industry, in addition to pursuing the business of residential water filtration. During its first three years, the Company established the production and design, entered into contracts with its parts suppliers and manufacturers, developed its initial assembly process and implemented its marketing program for the Fillmaster.

In August, 1996 the Company completed its initial public offering whereby it sold 1,387,000 shares of its common stock at a public offering price of $4.00 per share and 1,437,500 Class A Warrants at a public offering price of $0.10 per Class A Warrant.

In the past two years, Innovative Medical Services has launched three new products, the Fillmaster 1000e and three products in the Company's Nutripure line of residential drinking water systems. The Company continued its marketing campaigns to expand into new markets while pursuing development of future products.

Finalized in October 1998, Innovative Medical Services completed the acquisition of AMPROMED, Rio de Janeiro, Brazil, and certain assets of Export Company of America Inc. (EXCOA), Fort Lauderdale, FL, and established a new Nevada corporation to hold and operate the export/import operation. The required Contract Social was granted by the Brazilian government in October 1998, and AMPROMED will soon resume sales of medical products. In addition to medical supplies, Innovative Medical Services plans to distribute water filtration products to Brazil through AMPROMED. The principal terms of the acquisition were forgiveness of certain debt, assumption of certain ongoing obligations of AMPROMED, and employment contracts for former principals of the Brazilian company.


Principal Product and its Market

Fillmaster(R) The Fillmaster(R) dispensing apparatus, connected to the Pharmapure(R) reverse osmosis water filtration system, provides measured amounts of "Purified Water" as defined by the United States Pharmacopoeia, ("USP") for reconstitution of liquid oral antibiotics and certain other pharmacy applications. Pharmapure is six-stage water purification unit featuring an electronic water purity testing module and an auxiliary faucet for dispensing purified water. Fillmaster is a calibrated volumetric measuring and dispensing apparatus. The entire system (the "Fillmaster System") integrates with the building's tap water plumbing, is closed and pressurized and, according to the Company's testing, has a fill rate at least three times that of current bottle-and-hose methods - the only know competition. The Company manufactures, sells and distributes the Fillmaster dispenser and Pharmapure water system. The end-user installs the equipment following step-by-step illustrated instructions using common household tools.

Historically, pharmacists have either hand-poured water for reconstitution directly from a bottle into a measuring container and then into the medicine bottle, or they used a wall-mounted measuring and gravity-flow dispensing cylinder connected by a system of rubber siphon tubing and pinch clamps to a water bottle. Traditional methods produce inaccurate measurements either because two hands are required or because the gravity-fed system can produce a variable fill rate due to variation in siphon pressure.

Also, prior methods pose the risk of accidental use of "spring" or bottled "drinking water" due to label similarities, simple mistakes in supply purchasing, or the pharmacy staff's unawareness of the differences in water types. Water that does not qualify as "Purified Water" contains minerals and other impurities that reduce the stability and potency of the prescription medicine. The use of such water adulterates the medication by introduction of foreign materials and violates the Federal Food Drug and Cosmetic Act.

Even when using the intended conforming water, unsealed bottle-and-hose methods allow bacteria, mold and other airborne contaminants to enter and grow within the water supply. In addition, the dispensing tips of the other methods can accumulate residue from the various prescriptions being mixed and cause cross-contamination of the medications, creating the potential for serious reactions by the patient.

The Fillmaster dispenser, combined with the Pharmapure water system, greatly reduces these hazards of contamination in the pharmacy's water source. The system produces and dispenses "Purified Water", eliminating the problem of incorrect source. The closed, pressurized system eliminates the airborne contamination problem, and the rate of filling is increased dramatically. Finally, cross-contamination of medications is easily prevented by the Fillmaster dispenser's cleanable and disposable dispensing tips.

Extensive testing performed by the Company shows that use of the Fillmaster System saves a pharmacist more than 20 seconds of actual filling time for each liquid antibiotic prescription. When multiplied by over 12,000 antibiotics per year (on average), the resulting time savings is dramatic. Coupled with the time savings generated by eliminating water bottle changes (once for each 28 to 30 prescriptions -- approximately 5 minutes for each change), use of the Fillmaster System enhances profitability of liquid antibiotics and multiplies pharmacist time for patient counseling and other activities.

Direct and indirect costs associated specifically with bottled water are reduced or eliminated by use of the Fillmaster System. Pharmacy storage space can be reallocated to more profitable items, and the expense of bottled water purchases of up to $1.25 for each gallon is replaced by one annual filter replacement currently costing $65. Under optimum usage, the cost of "Purified Water" using the Fillmaster System is reduced to approximately $.04 per gallon.

Based on the Company's surveys of Fillmaster users, customer satisfaction levels are extremely high. Users agree unanimously that the Fillmaster System is faster, easier to use, cleaner, and that the elimination of the aggravation and difficulties associated with all other methods of reconstitution make the Fillmaster well worth the investment in its acquisition.

New sales of Fillmaster Systems continue to rise. More significantly, however, the number of chain pharmacies testing the product continues to grow. Company records show that more than 85% of pharmacies that test the Fillmaster place orders within 8 months. The Company has established long-term agreements with national chain pharmacies to specify installation of the Fillmaster as standard pharmacy equipment in new and remodeled stores.

The Fillmaster System carries a suggested list price of $659, and the Company offers discounts for volume purchase agreements.

There are approximately 72,000 pharmacies in the United States and Canada, with many thousands more worldwide. Water-mixed antibiotic prescriptions, for which the Fillmaster is primarily used, make up approximately 12.6% of a pharmacy's total prescriptions and approximately 25% of a pharmacy's gross profit.

More than 9,500 Fillmaster systems have been sold to date, and the Fillmaster is specified as standard equipment for all newly constructed and remodeled pharmacies at Walgreen's, Wal-Mart, Target, Fred Meyer, Osco, Jewel, Acme, Lucky, Sav-On, Kroger, Dillon Stores, United Supermarkets, Phar-Mor, Giant Eagle, Giant Foods, Meijer, City Markets and Eckerd. In addition, Fillmaster systems have been purchased and are now being used by such pharmacy chains as Smith's Food and Drug, Longs Drugs, CVS, Rite-Aid, Drug Emporium, Fry's, Hi-School Pharmacies and Snyders. Also included in the customer base are many United States Military Clinics, including Bethesda Naval Hospital; the Kaiser Foundation for Medical Care; the Mayo Clinic and several hundred Independent and Hospital Pharmacies.

Fillmaster System Filters. The Company also markets unique and proprietary filter replacements for the Pharmapure water purification system which require changing at intervals of approximately 9-12 months or whenever indicated by the purity testing module. The filter replacements represent a significant continuing source of sales and cash flow to the Company.

Revenues from the replacement filter sales, over a five-year period, approach the revenue generated by the original sale of the Fillmaster with much higher profit levels. Thus, Management views the sale of the Fillmaster as occurring in two distinct stages: immediate and deferred.
The acquisition of a new customer, while generating profit during the current year, produces a deferred income stream with at least twice as much gross margin and minimal or no sales expense. In May 1997, the Company established a program through which chain and independent customers can automatically be shipped replacement filters annually on the anniversary date of the system purchase. More than half of the Company's current customers have signed up for this automatic filter shipment program, and most new customers subscribe to the program upon purchase of a system.


New Products

Fillmaster(R) 1000e. In August 1997, Innovative Medical Services launched the Fillmaster(R) 1000e, a fully programmed, computerized dispenser for use with the Pharmapure water purification system. Designed as an addition to the Fillmaster dispenser product line, the battery-operated Fillmaster 1000e employs multiple microprocessors to provide accurate and even-flow dispensing. By using the electronic dispenser, pharmacists increase prescription integrity by greatly reducing the possibility for human error while dispensing prescriptions. Full production began in May 1998, and since June the Company has been selling Fillmaster 1000e dispensers both as upgrades to existing Fillmaster Systems and as new sales to new customers. The upgrade list price of the Fillmaster 1000e dispenser is $399, and the list price for the Fillmaster 1000e electronic dispenser with the Pharmapure water system is $899. The Fillmaster 1000e was developed with bar code reading capabilities, and an upgrade scanning module will be released later this year.


Nutripure(R) Elite

The Nutripure(R) Elite line of residential drinking water systems combines high-quality reverse osmosis technology with carbon filtration to improve the taste, smell, quality and safety of standard tap water. Designed for residential use, Nutripure Elite systems produce at least 150 gallons of clean, healthy water per month. The Company's drinking water systems provide the best reverse osmosis technology available today at a moderate price, and are therefore strong value purchases. Incorporating the same filtration technology as the Company's Fillmaster pharmaceutical water purification system, Nutripure Elite systems provide healthy, safe and great tasting drinking water.

The Company distributes Nutripure Elite systems through independent pharmacists, providing them an exclusive health product dealership with a high profit margin. Gallup polls reflect the public's respect for pharmacists as ethical and honest professionals, and the Company has based the marketing of Nutripure Elite systems on both the pharmacist's reputation and relationship with his customers as well as his testimonial to the quality of the product as a Fillmaster user. Although the market for water systems is quite competitive, the pharmacist's recommendation of a system they use in their pharmacy to reconstitute prescriptions sets Nutripure apart from all other residential drinking water systems.

Innovative Medical Service's qualitative and quantitative research over the past year reveals a strong need for independent pharmacists to find alternative sources to pharmacy revenues. Shrinking margins on medicines and increased competition from national chains have left the independent, neighborhood pharmacist scrambling to maintain market share and profitability. The Company's research shows that independent pharmacists welcome a drinking water system as an addition to their home health care product lines and recognize the powerful endorsement they provide for Nutripure as Fillmaster users.

The Company supports the independent pharmacist dealer network with a targeted, comprehensive marketing program that includes counter top displays, consumer brochures and health education materials. The dealer program provides an opportunity for an independent pharmacist to realize a significant profit without any investment, start-up or inventory costs. In addition, the dealer program further distinguishes the independent from the chain pharmacist.

The Nutripure drinking water system is sold by authorized independent pharmacists at a retail price of $499 and drop-shipped by the Company directly to the customer.


Nutripure(R) Elite Filters

The Company also markets unique and proprietary filter replacements for the Nutripure residential drinking water system that require changing every 9-12 months or whenever indicated by the water quality monitor. The filter replacements represent a significant continuing source of sales and cash flow to the Company. Management is confident that future replacement filter sales will be an ongoing and significant source of income.

Revenues from the replacement filter sales, over a five-year period, approach the revenue generated by the original sale of the system with much higher profit levels. Thus, Management views the sale of the system as occurring in two distinct stages: immediate and deferred. The acquisition of a new customer, while generating profit during the current year, produces a deferred income stream with at least twice as much gross margin and minimal or no sales expense. Nutripure customers are encouraged to subscribe to the Company's automatic filter shipment program in which the Company automatically ships replacement filters annually on the anniversary date of the system purchase.


Nutripure(R) NP2000CT

Innovative Medical Services is proud to announce its entry into the retail venue with its Nutripure Countertop Water Filtration System (model number NP2000CT). Nutripure NP2000CT, developed specifically for mass merchandising, offers excellent water filtration technology at competitive pricing through a unique marketing approach. Nutripure's professional one-micron, carbon microfilter removes dirt, chemicals, lead and parasites to improve the taste, quality and safety of water. Most importantly, Nutripure is the only filtration system in its class that is pharmacist recommended. The product has been tested and certified by Spectrum Laboratories to meet or exceed ANSI/NSF standard No. 53 Health Effects and ANSI/NSF Standard No. 42 Aesthetic Effects.

Nutripure NP2000CT features enhancements that position the product to compete well in the competitive residential water filtration market. Nutripure NP2000CT contains a high-capacity 2,000-gallon filter that requires replacement only once a year. Capacities of other leading filters are much less and therefore require more frequent changing. Also, the NP2000CT incorporates a unique Automatic Bypass Valve that shuts off after every use to prevent accidental waste of filtered water. Other countertop filters may easily be left "on" resulting in the use of filtered water for dishwashing or other non-consumption uses. The NP2000CT requires no assembly, and its sealed cartridge design prevents leaking and contamination because water flows only through the completely sealed filter cartridge. Other filter systems are designed so that water flows not only in, but also around the filter cartridge, increasing the potential for leaking and also increasing the risk of contamination as the consumer must handle the filter during assembly and replacement processes.

Several national mass merchandisers as well as department and specialty stores are currently evaluating the Nutripure NP2000CT. Because of its strong pharmacy tie-in, Nutripure may be marketed as a healthcare product in the pharmacy department as well as a home product in the general merchandise department. Trial orders have been placed, and the Company expects larger orders will be place in the coming year. The NP2000CT will be competitively priced to retail between $59.00 and $79.99.


Nutripure(R) NP2000CT Replacement Filters

The Company also manufactures and markets replacement filters for the Nutripure NP2000CT water system. The NP2000CT contains a 2,000-gallon filter that must be changed every year. Replacement filters will be sold through retail outlets along with the Nutripure system. The replacement filters will retail for approximately $25.00 and represent a significant continuing source of sales and cash flow to the Company.


Medifier(TM)

In July 1997, the Company acquired the Medifier(TM), a unique patented universal prescription bottle label magnifier. The Medifier holds various sized prescription bottles in position under a magnifier strip that enlarges dosage and use instructions to a clearly readable size. The Company purchased the patent and all rights to manufacture and market the product from an individual inventor for an aggregate consideration of $4,000 in cash and 12,000 shares of common stock. The first in a series of products for the retail pharmacy market, the Medifier will be distributed through Innovative Medical Services' existing sales channels, as well as through catalogue sales and promotional products distributors.


Manufacturing

The Fillmaster and Nutripure systems are assembled primarily from custom manufactured components. It is the Company's goal to perform minor manufacturing in the Company's facility to minimize wages, equipment expense and insurance. No components of the systems have permanent or unequivocally restricted availability. Many manufacturers are available to produce the components, and a change in suppliers would result in virtually no lost production.

The original Fillmaster dispenser and the new Fillmaster 1000e dispenser are both assembled mostly from proprietary and custom parts fabricated to Company specifications from injection-molded plastic and fabricated acrylic.

The Pharmapure purification modules are the major components of each of the two Fillmaster systems and are purchased under agreements with several manufacturers that are exclusive with the Company as to Pharmaceutical uses. While Management regards this particular product as the finest of its kind, suitable alternative manufacturers exist.

The Nutripure line of water filtration products is also assembled from proprietary and custom parts manufactured under exclusive agreements with several different manufacturers. Alternative manufacturers exist, and a change in suppliers would result in virtually no lost production. There are no plans to alter production methods.


Research and Development

Research and Development costs that have no alternative future uses are charged to operations when incurred and are included in operating expenses. The total amounts charged to Research and Development expense were $177,384 and $64,104 in the fiscal years ended July 31, 1998 and 1997, respectively. In addition, $29,935 and $73,876 of Research and Development related equipment purchases were capitalized during fiscal years ended July 31, 1998 and 1997.

The Company's investment in Research and Development during the past year resulted in the release of four major additions to the Company's product line, the Fillmaster 1000e and the Nutripure line drinking water systems. Innovative Medical Services anticipates more new products in the coming year.


Employees

As of October 27, 1998, the Company employed twenty-three people, nineteen of whom are full-time individuals whose principal responsibilities are: product assembly and shipping (four employees), sales, marketing and customer service (six employees), research and development (three employees) and administration (six employees). The Company chooses to outsource more expensive, specialized functions including public relations, investor relations, graphic design, and selected engineering projects.


Properties

The Company's business operates in a 10,000 square foot facility located in a light industrial/office park in El Cajon, California. This location houses all administrative, executive, sales, assembly, shipping and manufacturing functions for the Company.

The Company's AMPROMED subsidiary leases from an unaffiliated third party a 39,000 square foot building, including office, warehouse, manufacturing and showroom facilities in Rio de Janeiro, Brazil.

             SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                            AND OF MANAGEMENT

The following table sets forth the persons known to the Company as beneficially owning more than five percent (5%) of the outstanding shares of the Company, the directors and officers and number of shares of the Company's Common Stock beneficially owned as of February 17, 1999, by individual directors and executive officers and by all directors and executive officers of the Company as a group as well as giving effect to the Shares Offered for the exercise of the Class A Warrants.

Name/Address            Title                 Shares    % PreOffrg.(1)
------------            -----                 ------    --------------

Dennis Atchley         Sec.                    19,000          0.5%
1725 Gillespie Way
El Cajon, CA 92020

Dennis Brovarone       Dir.                    17,534          0.4%
11249 W. 103rd Dr.
Westminster, CO 80021

Gary Brownell          CFO/Dir                 52,334          1.3%
1725 Gillespie Way
El Cajon, CA 92020

Patrick Galuska        Dir.                    49,334          1.3%
8137 S. Downing St.
Littleton, CO 80122

Michael L. Krall       CEO/Pres/Chrman        585,807         15.0%
1725 Gillespie Way
El Cajon, CA 92020

Eugene Peiser          Dir.                     9,034          0.2%
1725 Gillespie Way
El Cajon, CA 92020

Donna Singer           VP/Dir.                 80,500          2.1%
1725 Gillespie Way
El Cajon, CA 92020

Off. & Dir. as a Group (7 indiv.)             734,543         20.7%

(1) Percentage stated does not include exercisable options. Effect of exercisable options is as follows:
                                  Total, Shares and Options  % PreOffrg.
                                  -------------------------  -----------
            Atchley                           119,000             3.0%
            Brownell                          252,534             6.4%
            Brovarone                         227,334             5.8%
            Galuska                           199,334             5.1%
            Krall                             967,057            24.7%
            Peiser                            159,034             4.1%
            Singer                             80,500             2.1%
            Off/Directors as a Group        2,004,793            51.2%

                               MANAGEMENT

The executive officers and directors of the Company and their ages are as follows:

                                                                 Held
Name                    Age   Position                           Position Since

Michael L. Krall         46   President, CEO, Chairman of Bd.    1993
Gary Brownell, CPA       50   CFO, Director.                     1996
Dennis Atchley, Esq.     46   Secretary                          1996
Eugene Peiser, PD        67   Director                           1994
Patrick Galuska          39   Director                           1996
Dennis Brovarone         43   Director                           1996
Donna Singer             29   Vice President, Director           1998


Business Experience

DENNIS BROVARONE    Mr. Brovarone has been practicing corporate and
securities law since 1986 and as a solo practitioner since 1990. He was elected to the Company's Board of Directors in April, 1996. Since December 1997, Mr. Brovarone has served as the President and Chairman of the Board of Directors of Ethika Corporation, a publicly held, Mississippi investment holding company with its office in Westminster, Colorado. From January 1995 to March 1998 Mr. Brovarone served as President (Chairman) of the Board of Directors of The Community Involved Charter School, a four year old K-12 public school located in Lakewood, Colorado, operating under an independent charter and serving approximately 350 students in an individualized, experiential learning environment. Prior to 1990, Mr. Brovarone served as in-house counsel to R.B. Marich, Inc., a Denver, Colorado based brokerage firm. Mr. Brovarone lives and works in Westminster, Colorado.

GARY W. BROWNELL    Mr. Brownell is a Certified Public Accountant in a
private partnership practice. He is the partner in charge of taxes and municipal audits for his firm. Mr. Brownell graduated from San Diego State University in 1973 with a Bachelor of Science degree in accounting. He received his Certified Public Accountant designation in 1983. Mr. Brownell has been a partner in Brownell and Duffy since 1985.

PATRICK GALUSKA, PE     Mr. Galuska is a consulting petroleum engineer in
Denver, Colorado. His practice focuses mainly on the acquisition and exploitation of underdeveloped oil and gas assets in the Rocky Mountain area. He is a Registered Professional Engineer and is a member of the Society of Petroleum Engineers. Mr. Galuska earned his BS degree in petroleum engineering from the University of Wyoming. He received his MBA degree in Finance from the University of Denver. Mr. Galuska resides in Littleton, Colorado with his wife, Laurie and two sons.

MICHAEL L. KRALL    Mr. Krall is the President, CEO and Chairman of the
Board of Directors of Innovative Medical Services, a position he has held since 1993. He is responsible for the strategic planning, product development, and day-to-day operations of IMS. Previously, Mr. Krall was the President and CEO of Bettis-Krall Construction, Inc. a successful building-development company of custom homes and commercial property in San Diego County, California. He has also held numerous positions in general management in the hospitality industry. Mr. Krall attended Pepperdine University (economics, statistics mechanical engineering). He previously served 4 years in the United States Marine Corps and was elected, by general election, to a 4 year term on the Valle de Oro Planning Board. Mr. Krall lives in El Cajon, California with his wife, Connie and two children.

EUGENE S. PEISER, DOCTOR OF PHARMACY    Dr. Peiser has been an independent
consultant to FDA regulated industries since 1974 and a Member of the Board of Innovative Medical Services since 1994. He graduated from the University of Tennessee College of Pharmacy with a Bachelor of Science in Pharmacy in 1951 and has received his Doctorate of Pharmacy. Dr. Peiser's consultancy advises on a wide variety of subjects, including compliance with the Prescription Drug Marketing Act and other government compliance matters, employee training and drug repackaging. Dr. Peiser furnishes expert witness services and has provides approved Pharmaceutical Continuing Education to several thousand attendees at his seminars. Dr. Peiser is a Founding Director of the Association of Drug Repackagers; is appointed as a Registered Arbitrator by the American Registry of Arbitrators; serves as a member of the Surgeon General's Speakers Bureau; and is President of the Southwest Chapter of the Association of Military Surgeons. Dr. Peiser lives and works in Palm Harbor, FL.

DONNA SINGER   Ms. Singer has been the Vice President of Operations of
Innovative Medical Services since 1996. As Vice President, Ms. Singer is responsible for inter-departmental operations, corporate communication and investor relations and has recently taken charge of the sales and marketing department. Previously, Ms. Singer served as the investor relations executive at Western Garnet International, a mining company in Coeur d'Alene, Idaho that trades on the Toronto Stock Exchange. Ms. Singer graduated from Gonzaga University in 1992 with a Bachelor of Arts degree in English and lives with her husband in Lakeside, California.

The Directors serve until their successors are elected by the shareholders. Vacancies on the Board of Directors may be filled by appointment of the majority of the continuing directors. The executive officers serve at the discretion of the Board of Directors except as subject to the employment agreement with Mr. Krall.


Committees:  Meetings of the Board
----------------------------------

The Company has a Compensation/Administration Committee and an Audit Committee. The Compensation/Administration Committee and the Audit Committee were formed in 1995. Messrs. Brovarone, Galuska and Peiser comprise the Compensation/Administration Committee and Messrs. Brownell, Galuska and Peiser, are the Audit Committee. The Compensation/Administration Committee recommends to the Board the compensation of executive officers and will serve as the Administrative Committee for the Company's Stock Option Plans. The Audit Committee serves as a liaison between the Board and the Company's auditor. The Compensation/Administration

Committee met 2 times during the fiscal year ended July 31, 1998, and the Audit Committee met 2 times during the fiscal year ended July 31, 1998.

The Company's Board of Directors held 4 meetings during the fiscal year ended July 31, 1998, at which time all the then Directors were present or consented in writing to the action taken at such meetings. No incumbent Director attended fewer than 100% of said meetings.

Compliance with Section 16(a) of Securities Exchange Act of 1934
----------------------------------------------------------------

To the Company's knowledge, during the fiscal year ended July 31, 1998, the Company's Officers and Directors complied with all applicable Section 16(a) filing requirements. This statement is based solely on a review of the copies of such reports furnished to the Company by its Officers and Directors and their written representations that such reports accurately reflect all reportable transactions.

Family Relationships
--------------------

There is no family relationship between any Director, executive or person nominated or chosen by the Company to become a Director or executive officer.

                         EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows for the fiscal year ending July 31, 1998, the compensation awarded or paid by the Company to its Chief Executive Officer and any of the executive officers of the Company whose total salary and bonus exceeded $100,000 during such year (The "Named Executive Officers"):


                       Total Annual Cash Compensation
                       ------------------------------         Restricted
Name and Position      (Year ended 7/31)    ($ Amt.)   Stock or Options Granted
-----------------      -----------------    --------   ------------------------

Michael L. Krall,
 Chairman, Pres./CEO       1998             144,000        50,000 options (1)
                                                          100,000 options (2)
                                                          100,000 options (3)
                                                          200,000 options (4)

     (1) Five-year Options exercisable August 1997 at $2.00 per share adopted pursuant to the 1996 Directors and Officers Stock Option Plan. Subsequently surrendered to the Plan in July 1998.
     (2) Five-year Options exercisable May 1998 at $1.00 per share granted for extraordinary work regarding the EXCOA acquisition adopted pursuant to 1996 Directors and Officers Stock Option Plan.
     (3) Five-year Options exercisable July 1999 at $1.00 per share as part of option grant to members of the Board of Directors adopted pursuant to 1998 Directors and Officers Stock Option Plan and approved by the shareholders in December 1998.
     (4) Five-year Options exercisable July 1998 at $.563 per share as part of options granted to Director for extraordinary work regarding the EXCOA acquisition adopted pursuant to 1998 Directors and Officers Stock Option Plan and approved by the shareholders in December 1998.


No other executive officer earned more than $100,000 during the current fiscal year.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End
Option/Values

The following table sets forth the number and value of the unexercised options held by each of the Named Executive Officers at July 31, 1998. None of the Named Executive Officers and Directors who hold unexercised options exercised options in the fiscal year ended July 31, 1998.

                                     Options Held at  Exercise    Option Value at
Name and Position                     July 31, 1998   Price ($)   July 31, 1998(1)
-----------------                     -------------   ---------   ----------------
Michael L. Krall, Chairman, Pres./CEO   100,000          1.00            N/A
                                        100,000          1.00            N/A
                                        200,000         0.563         $8,400

     (1) Option value based on exercise price and the average closing price of $0.605 for the 30 days ending July 31, 1998.


     Employment Agreements and Executive Compensation

     In April, 1996, the Board of Directors approved a five year employment agreement for Michael Krall, its President. Mr. Krall receives a salary of $144,000 per year, an amount equal to 3% of the Company's net income before
taxes if any plus other benefits.   In April 1996 Mr. Krall was awarded
five year options to acquire 31,250 common shares at $3.20 per share which were first exercisable in April, 1997.

     Compensation of Directors

     Directors are entitled to receive $300 plus reimbursement for all out-of-pocket expenses incurred for attendance at Board of Directors meetings.

     Other Arrangements

1996 DIRECTORS AND OFFICERS STOCK OPTION PLAN:   On April 17, 1996, the
Company's Board of Directors approved a Directors and Officers Stock Option Plan. The purpose of the Plan is to advance the business and development of the Company and its shareholders by affording to the Directors and Officers of the Company who are ineligible to participate in the above Incentive Stock Option Plan, the opportunity to acquire a propriety interest in the Company by the grant of Options to acquire shares of the
Company's common stock.   The Plan is administered by the entire Board of
Directors. The Plan became effective on April 17, 1996 by the Board of Directors, was not subject to Shareholder approval and shall terminate on April 17, 2006. Subject to anti-dilution provisions, the Plan may issue Options to acquire up to 1,000,000 shares to Directors and Officers. The maximum number of shares subject to Options granted to any one Director or Officer shall not exceed 200,000 shares in any 12 month period. The exercise price for Options shall be set by the Board of Directors but shall not be for less than eighty-five (85%) of the fair market value per share on the date of grant. The period in which Options can be exercised shall be set by the Board of Directors not to exceed five years from the date of Grant. The Plan may be terminated, modified or amended by the Board of
Directors.   Please see the above table for Options granted pursuant to this Plan.


1998 DIRECTORS AND OFFICERS STOCK OPTION PLAN: On December 19, 1998, the Company's Shareholders approved the Innovative Medical Services 1998 Officers Directors Stock Option Plan. The purpose of the Plan is to advance the business and development of the Company and its shareholders by affording to the Officers and Directors of the Company the opportunity to acquire a propriety interest in the Company by the grant of Options to acquire shares of the Company's common stock.

     The Options granted are not "Incentive Stock Options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. The issuance of such non-qualified options pursuant to this Plan is not expected to be a taxable event for recipient until such time that the recipient elects to exercise the option whereupon the recipient is expected to recognize income to the extent the market price of the shares exceeds the exercise price of the option on the date of exercise.

     The Plan is administered by an Administrative Committee whom shall serve a one year term. The Administrative Committee is composed of the Board's Compensation/Administration Committee. Subject to anti-dilution provisions, the Plan may issue Options to acquire up to 2,000,000 shares to Officers and Directors. The Company will not receive any consideration for the grant of options under the Plan and approximate market value of the shares to be reserved for the plan is $4,000,000 based upon the average thirty day closing price for the Company's common stock for the period ending December 31, 1998. The exercise price for Options shall be set by the Administrative Committee but shall not be for less than the fair market value of the shares on the date the Option is granted. Fair market value shall mean the average of the closing price for ten consecutive trading days at which the Stock is listed in the NASDAQ quotation system ending on the day prior to the date an Option is granted. The period in which Options can be exercised shall be set by the Administrative Committee not to exceed five years from the date of Grant. Options granted to new executive officers or directors shall vest one year from date of appointment or election. Shares issuable under options granted to continuing officers or directors are immediately exercisable and vest upon exercise. The maximum number of shares subject to Options granted to any on Director of Officer shall not exceed 200,000 shares in any 12-month period.

     The Executive Officers and Directors of the Company are eligible to participate in the Plan. The Administrative Committee has, subject to shareholder approval, granted the present Executive Officers and Directors an option to purchase 100,000 shares of common stock at $1.00 per share. The Administrative Committee shall grant to individuals newly appointed as Executive Officers or as Directors, an option to purchase 100,000 shares of common stock at fair market value. Upon each subsequent anniversary thereof, each such Officer and Director will receive an option to purchase 50,000 shares of common stock at fair market value. The plan also gives the Administrative Committee discretion to award additional options. The aggregate number and kind of shares within the Plan and the rights under outstanding Options granted hereunder, both as to the number of shares and Option price, will be adjusted accordingly in the event of a reverse split in the outstanding shares of the Common Stock of the Company.

     The Board may at any time terminate the plan. The approval of the majority of shareholders is required to increase the total number of shares subject to the plan, change the manner of determining the option price or to withdraw the administration of the plan from the Administrative Committee.

1998 DIRECTORS AND OFFICERS PLAN BENEFITS

Name                Position               Dollar Value(1)  Options Granted(2)

Dennis Atchley      Secretary                     $0.00          100,000
Dennis Brovarone    Director                      $0.00          100,000
Gary Brownell       CFO, Director                 $0.00          100,000
Patrick Galuska     Director                      $0.00          100,000
Michael L. Krall    Pres., CEO, Director          $0.00          100,000
Eugene Peiser       Director                      $0.00          100,000
Donna Singer        Nominee Director              $0.00          100,000
Executive Group     (5 individuals)               $0.00          500,000
Non-Exec. Dir. Grp  (2 individuals)               $0.00          200,000

(1) Based upon exercise price of $1.00 and the average closing price of $0.7325 for the thirty days ending October 31, 1998.

EMPLOYEE INCENTIVE STOCK OPTION PLAN:   On April 17, 1996, the Shareholders
approved the Company's 1996 Incentive Stock Option Plan (the Plan). The purpose of the Plan is to advance the business and development of the Company and its shareholders by affording to the key employees of the Company the opportunity to acquire a propriety interest in the Company by the grant of Options to acquire shares of the Company's common stock. The Options granted are "Incentive Stock Options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, for certain key employees. The Plan is administered by an Administrative Committee whom shall serve a one year term. Subject to anti-dilution provisions, the Plan may issue Options to acquire up to 1,000,000 shares to Key Employees. The maximum number of shares subject to Options granted to any one Key Employee shall not exceed 100,000 shares. The exercise price for Options shall be set by the Administrative Committee but shall not be for less than the fair market value of the shares on the date the Option is granted. The period in which Options can be exercised shall be set by the Administrative Committee not to exceed five years from the date of Grant. The Plan may be terminated, modified or amended by the Board of directors upon the recommendation of the Administrative Committee. The issuance and exercise of options pursuant to this Plan are not expected to be taxable events for recipient until such time that the recipient elects to sell shares received pursuant to an exercise of the option whereupon the recipient is expected to recognize income to the extent the market price of the shares exceeds the exercise price of the option on the date of exercise. All Key Employees of the Company and its subsidiaries are eligible to participate in the Incentive Stock Options. A Key Employee is defined in the Plan as a Company employee who in the judgment of the Administrative Committee has the ability to positively affect the profitability and economic well-being of the Company. Part time emploees, independent contractors, consultants and advisors performing bona fide services to the Company shall be considered employees for purposes of participation in the Plan. No Executive Officer or Director of the Company has received options pursuant to this Plan.


Termination of Employment and Change of Control Arrangement

There is no compensatory plan or arrangement with respect to any individual named above which results or will result from the resignation, retirement or any other termination of employment with the Company, or from a change in the control of the Company.


Transactions with Management

     The Company did not enter into any transactions with Management during the fiscal year ended July 31, 1998.

                  MARKET FOR THE COMPANY'S COMMON STOCK
                     AND RELATED STOCKHOLDER MATTERS


(1) Market Information: The Company's common stock is traded on the NASDAQ SmallCap Market under the symbol "PURE" and its Class A Warrants are traded under the symbol "PUREW". The Company's Class Z Warrants are not listed for trading on any recognized market.

(2) High and Low Bid Prices: The following table sets forth high and low bid prices for each fiscal quarter, as reported by NASDAQ, for the last two fiscal years. Such quotations represent inter-dealer prices without retail mark-ups, mark-downs, or commissions and, accordingly, may not represent actual transactions.


                     FISCAL 1998                       FISCAL 1997
         QUARTER ENDED       HIGH    LOW   QUARTER ENDED       HIGH    LOW
         --------------------------------  --------------------------------
         January 31, 1999    4.75    0.93  January 31, 1998    3.22    1.41
         October 31, 1998    2.94    1.38  October 31, 1997    7.75    1.88
         July 31, 1998       1.34    .044  July 31, 1997       4.38    1.69
         April 30, 1998      2.06    1.00  April 30, 1997      4.63    3.50

(3) Security Holders: As of October 27, 1998, the Company had approximately 920 holders of record of its common stock, 380 holders of its Class A Warrants and 18 holders of the Company's Class Z Warrants. This does not include beneficial owners holding common stock or Class A Warrants in street name. The closing price per share on October 26, 1998 was $1.00.

(4) Dividend Plans: The Company has paid no common stock cash dividends and has no current plans to do so.

(5) There are presently 4,392,242 shares of common stock outstanding as of February 15, 1999.

(6) Preferred Stock: There are no shares of preferred stock presently outstanding.

                        DESCRIPTION OF SECURITIES

Common Stock

The Company is authorized to issue up to 20,000,000 shares of its no par value common stock. Each share is entitled to one vote on matters submitted to a vote of the shareholders of the Company. There is no cumulative voting of the common stock. The common stock shares have no redemption provisions nor any preemptive rights. The Company is also authorized to issue up to 5,000,000 shares of preferred stock, the rights and preferences of which may be set from time to time prior to issuance by the Board of Directors.

Class A Warrants

Each Class A Warrant entitles the holder to acquire an additional common share for $5.25 per common share. The Class A Warrants remain exercisable at the original exercise price until August 8, 2001.

The Class A Warrants are redeemable by the Company for $0.05 per Class A Warrant provided the closing bid price for the Company's common shares shall have averaged in excess of $9.00 per share for any twenty (20) trading days within a period of thirty (30) consecutive business days ending within five (5) days of the date of a Notice of Redemption. The Class A Warrants expire on August 8, 2001.

Class Z Warrants: The Class Z Warrants entitle the holder to acquire one
(1) common share at $10 per share. The Class Z Warrants have been exercisable since August 8, 1998 and expire on August 8, 2001.

                          PLAN OF DISTRIBUTION

     The Company intends to solicit the exercise of the Class A Warrants by mailing a copy of this prospectus to the registered holders of the Class A Warrants with instructions on how to deposit the Class A Warrants and the exercise price with the Warrant Agent, American Securities Transfer & Trust, Inc., Denver, Colorado. The Company does not intend to engage the services of any independent parties to solicit the exercise of the Class A Warrants nor pay any commissions for obtaining the exercise of the Class A Warrants.

                        SELLING SECURITY HOLDERS

The following Selling Security Holders whose shares have been registered for public resale under the registration statement which registered the public offering of the shares underlying the Class A Warrants are set forth below:

SELLING SECURITIES HOLDER          SECURITIES OWNED AND OFFERED

Glen Hall                                     40,000
Mitchell Kaminsky                            117,766
Mathew Kanter                                125,000


     Neither Mr. Kaminsky nor Mr. Kanter has ever held any position, office, or other material relationship with the Company.

     Mr. Hall holds a 5 year option to acquire the 40,000 shares of common stock at $0.625 per share granted in consideration of services rendered in connection with the Company's obtaining a line of credit in September, 1998.

     The Selling Security Holders do not own any other securities of the Company.


              SELLING SECURITY HOLDERS PLAN OF DISTRIBUTION

Selling Security Holders may sell or distribute their shares in transactions through underwriters, brokers, dealers or agents from time to time or through privately negotiated transactions, including in distributions to shareholders or partners or other persons affiliated with the Selling Security Holders.

The distribution of the Selling Security Holders shares may be effected from time to time in one or more transactions (which may involve crosses or block transactions) (i) in the over-the-counter market, (ii) in transactions otherwise than in the over-the-counter market or (iii) through the writing of options on the shares (whether such options are listed on an options exchange or otherwise). Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. If the Selling Security Holders effects such transactions by selling the shares to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Security Holders or commissions from purchasers of the shares for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents might be in excess of those customary in the types of transactions involved). Selling Security Holders and any brokers, dealers or agents that participate in the distribution of the securities might be deemed to be underwriters, and any profit on the sale of the securities by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Selling Security Holders may pledge their shares from time to time in connection with such Selling Security Holders' financing arrangements. To the extent any such pledgees exercise their rights to foreclose on any such pledge, and sell the shares, such pledgees may be deemed underwriters with respect to such shares and sales by them may be effected under this Prospectus. The Company will not receive any of the proceeds from the sale of any of the shares by the Selling Security Holders.

Under the Exchange Act and applicable rules and regulations promulgated thereunder, any person engaged in a distribution of any of the shares may not simultaneously engage in market making activities with respect to the shares for a period, depending upon certain circumstances, of either two days or nine days prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Security Holders will be subject to applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder, including without limitation Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of any of the shares by the Selling Security Holders.

Under the securities laws of certain states, the shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless the shares have been registered or qualify for sale in such state or an exemption from registration or qualification is available and is complied with.


                       TRANSFER AND WARRANT AGENT

     The Transfer Agent with respect to the Shares and Class A Warrants and the Warrant Agent for the exercise of the Class A Warrants is American Securities Transfer & Trust, Inc., Denver, Colorado.

                              LEGAL MATTERS

The legality of the Securities of the Company offered will be passed on for the Company by Dennis Brovarone, Attorney at Law, Westminster, Colorado. Mr. Brovarone is also a Director of the Company.

                            LEGAL PROCEEDINGS

The following is an update of developments in the previously disclosed litigation involving the Company filed in the Circuit Court of Pinellas County, Florida by Zedburn Corporation, against the Company for breach of contract in October, 1997. The Company has filed counterclaims based upon the Racketeer Influenced and Corrupt Organization (RICO) Act against Mr. Reitz, Zedburn Corporation, Capital Development Group, Steven Durland and other defendants. It is the Company's position that Mr. Reitz and others perpetrated a scheme to defraud the Company of cash fees and securities in connection with purported services of arranging a public offering of the Company's common stock. In October 1997, Mr. Reitz and Zedburn filed for protection under the Federal bankruptcy laws. In August 1998, Mr. Reitz voluntarily dismissed his bankruptcy and as a result thereof the Company has named Mr. Reitz as a defendant to its counterclaims.

The Company believes that the defendants had perpetrated similar schemes against other parties. The Company believes that it has substantially completed discovery and complied compelling evidence to prove its claims. Several of the Defendants filed Motions to Dismiss the Company's counterclaims. A hearing on the Motions was held on October 1, 1998. Certain of the Motions were granted pending the Company's amendment of its Counterclaim. The Company amended its Counterclaims in accordance with the judge's rulings. Certain Defendants filed second Motions to Dismiss the amended counterclaims. A hearing on these latest motions is scheduled for March, 1999. It is the Company's belief that the latest Motions to Dismiss will be denied and it is the Company's intention to vigorously pursue a trial in the State Court action as soon as possible.

The Company has neither accrued a liability in its financial statements regarding this litigation nor disclosed the matter in the footnotes thereof. The Company has not done so because it does not believe there is any merit to Mr. Reitz's claims and that the likelihood that the Company will realize a loss from these matters is believed remote. In addition, the Company believes that in the unlikely event that the Company settles, the amount of any such settlement would not be material to the Company's financial statements.


                      INDEPENDENT PUBLIC ACCOUNTANT

The balance sheets as of July 31, 1998 and 1997 and the related statements of income, accumulated deficit, and cash flows for each of the two years in the period ended July 31, 1997, incorporated by reference in this prospectus, have been included herein in reliance on the report of Steven Holland, independent public accountant, given on the authority of that firm as experts in auditing and accounting.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT


To the Board of Directors and Stockholders
Innovative Medical Services
El Cajon, California

I have audited the balance sheets of Innovative Medical Services as of July 31, 1998 and July 31, 1997, and the related statements of income, accumulated deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management.
My responsibility is to express an opinion on these financial statements based on my audits.

I conducted the audits in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Innovative Medical Services as at July 31, 1998 and July 31, 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.




/s/ STEVEN HOLLAND
Steven Holland
Certified Public Accountant


San Diego, California
October 23, 1998

INNOVATIVE MEDICAL SERVICES
BALANCE SHEETS
-----------------------------------------------------------------------------

                                                            JULY 31
                                                      1998          1997
ASSETS                                            --------------------------
Current Assets
   Cash and cash equivalents (Note 2)              $    48,250   $ 1,982,660
   Restricted cash (Note 3)                            206,230             -
   Accounts receivable, net of allowance
      for doubtful accounts of $17,850
      at July 31, 1998 and 1997                        276,619       219,047
   Notes receivable (Note 4)                           106,918        25,930
   Inventories                                         360,566        23,532
   Prepaid expenses                                     11,556       583,333
                                                   -----------   -----------

      Total current assets                           1,010,139     2,834,502
                                                   -----------   -----------

Property, Plant and Equipment
   Property, plant and equipment (Note 5)              791,599       685,187
                                                   -----------   -----------

      Total property, plant and equipment              791,599       685,187
                                                   -----------   -----------

Noncurrent Assets
   Deposits                                             14,075        25,375
   Patents                                              57,806        44,806
   Deferred acquisition costs (Note 1 & 15)          1,096,852        45,431
                                                   -----------   -----------

      Total noncurrent assets                        1,168,733       115,612
                                                   -----------   -----------

   Total assets                                    $ 2,970,471   $ 3,635,301
                                                   ===========   ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
   Account payable                                 $   495,287   $    91,487
   Accrued liabilities                                  47,060        64,550
   Notes payable (Note 6)                              294,986         2,721
                                                   -----------   -----------

      Total current liabilities                        837,333       158,758
                                                   -----------   -----------

Long-Term Debt                                               -           257
                                                   -----------   -----------

Stockholders' Equity
   Class A common stock, no par value:
      authorized 20,000,000 shares,
      issued and outstanding 3,916,351
      shares at July 31, 1998 and 3,532,851
      shares at July 31, 1997  (Note 9)              6,125,718     5,566,124
   Class A warrants: issued and outstanding
      3,687,500 warrants (Note 9)                      108,750       108,750
   Accumulated deficit                              (4,101,330)   (2,198,588)
                                                   -----------   -----------

      Total stockholders' equity                     2,133,138     3,476,286
                                                   -----------   -----------

   Total liabilities and stockholders' equity      $ 2,970,471   $ 3,635,301
                                                   ===========   ===========
 The accompanying notes are an integral part of the financial statements

INNOVATIVE MEDICAL SERVICES
STATEMENTS OF INCOME
-----------------------------------------------------------------------------
                                                      FOR THE YEARS ENDED
                                                           JULY 31,
                                                      1998          1997
                                                  --------------------------

Net sales                                          $ 1,675,131   $ 1,024,667
Cost of sales                                        1,001,999       720,895
                                                   -----------   -----------

Gross profit                                           673,132       303,772
                                                   -----------   -----------

Selling expenses                                       647,637       447,249
General and administrative expenses                  1,789,655     1,356,960
Research and development                               177,384        64,104
                                                   -----------   -----------

Total operating costs                                2,614,676     1,868,313
                                                   -----------   -----------

Operating income (loss)                             (1,941,544)   (1,564,541)
                                                   -----------   -----------

Other income and (expense):
Interest income                                         39,602       157,801
Miscellaneous income                                         -           226
                                                   -----------   -----------

Total other income (expense)                            39,602       158,027
                                                   -----------   -----------

Income (loss) before income taxes (Note 1)          (1,901,942)   (1,406,514)

Federal and state income taxes                             800           800
                                                   -----------   -----------

Net income (loss)                                  $(1,902,742)  $(1,407,314)
                                                   ===========   ===========

Net (loss) per common share                        $     (0.50)  $     (0.43)
                                                   ===========   ===========


STATEMENTS OF ACCUMULATED DEFICITS
-----------------------------------------------------------------------------
                                                      FOR THE YEARS ENDED
                                                           JULY 31,
                                                      1998          1997
                                                  --------------------------

Balance, beginning of period                       $(2,198,588)  $  (791,274)

Net income (loss)                                   (1,902,742)   (1,407,314)
                                                   -----------   -----------

Balance, end of period                             $(4,101,330)  $(2,198,588)
                                                   ===========   ===========

 The accompanying notes are an integral part of the financial statements

INNOVATIVE MEDICAL SERVICES
STATEMENTS OF CASH FLOWS
-----------------------------------------------------------------------------
                                                      FOR THE YEARS ENDED
                                                           JULY 31,
                                                      1998          1997
                                                  --------------------------

Cash flows from operating activities
   Net income (loss)                               $(1,902,742)  $(1,407,314)

   Adjustments to reconcile net income to
   net cash provided by operating activities:
     Depreciation                                      125,935        68,843
     Amortization                                            -         1,032
     Stock issued for services                               -             -
   Changes in assets and liabilities:
     (Increase) decrease in restricted cash           (206,230)            -
     (Increase) decrease in accounts receivable        (57,572)     (137,085)
     (Increase) decrease in due from officers
      and shareholders                                       -        76,887
     (Increase) decrease in due from employees               -         1,390
     (Increase) decrease in notes receivable           (80,988)         (944)
     (Increase) decrease in prepaid expense            571,777      (575,465)
     (Increase) decrease in inventory                 (337,034)       32,128
     (Increase) decrease in deferred public
      offering costs                                         -       376,695
     (Increase) decrease in deposits                    11,300       (19,726)
     (Increase) decrease in patent costs               (13,000)      (44,806)
     Increase (decrease) in accounts payable           403,800       (12,372)
     Increase (decrease) in accrued liabilities        (17,490)     (371,794)
                                                   -----------   -----------

       Net cash provided (used) by operating
         activities                                 (1,502,244)   (1,237,031)
                                                   -----------   -----------

Cash flows from investing activities
   Deferred acquisition costs                         (491,827)      (45,431)
   Purchase of property, plant and equipment          (232,347)     (590,624)
                                                   -----------   -----------

       Net cash (used) in investing activities        (724,174)     (636,054)
                                                   -----------   -----------

Cash flows from financing activities
   Increase (decrease) in notes payable                292,008      (402,154)
   Proceeds from sale of warrants                            -       108,750
   Proceeds from sale of common stock                        -     4,127,443
                                                   -----------   -----------

       Net cash provided by financing
         activities                                    292,008     3,834,039
                                                   -----------   -----------

       Net increase (decrease) in cash and
         cash equivalents                           (1,934,410)    1,960,954

Cash at beginning of period                          1,982,660        21,706
                                                   -----------   -----------

Cash at end of period                              $    48,250   $ 1,982,660
                                                   ===========   ===========

Interest Paid                                      $     8,243   $     1,440
Taxes Paid                                         $       800   $       800

Non cash investing and financing transactions:
   In fiscal years ended July 31, 1998 and 1997 stocks were issued for services in the amount of $559,594 and $775,500, respectively. The stock issued in 1998 related to acquisition costs.

 The accompanying notes are an integral part of the financial statements

                       INNOVATIVE MEDICAL SERVICES
                      NOTES TO FINANCIAL STATEMENTS
                         SEE ACCOUNTANTS' REPORT

NOTE 1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Business Activity
   Innovative Medical Services was incorporated in San Diego, California on August 24, 1992. The Company was organized with the purpose of manufacturing, marketing, and sales of the Fillmaster, a unique and proprietary pharmaceutical water purification and dispensing product. The Company is fully operational, with more than 9,500 customers in all fifty states, Puerto Rico, The United Kingdom, Australia, Canada, and Europe. The Company has expanded research and development efforts in order to further develop its product line to include an additional 10 proprietary pharmacy-related efficiency tools.

Revenue Recognition
   The company recognizes revenues when products are delivered.

Research and Development
   Research and development costs that have no alternative future uses are charged to operations when incurred and are included in operating expenses. The total amount charged to Research and Development expense was $177,384 and $64,104 in the fiscal years ended July 31, 1998 and 1997, respectively.

Depreciation Method
   The cost of property, plant and equipment is depreciated on a straight-line basis over the estimated useful lives of the related assets. The useful lives of property, plant, and equipment for purposes computing depreciation are:

         Computers and equipment                     7.0 years
         Furniture and fixtures                     10.0 years
         Property held under capital lease          10.0 years
         Vehicle                                     7.0 years

   Leasehold improvements are being depreciated over the life of the lease, which is equal to 120 months.

   Depreciation is computed on the Modified Accelerated Cost Recovery System for tax purposes.

Amortization
   The cost of organizational expenses is being amortized on a straight-line basis over the remaining lives of five (5) years. Amortization expense charged to general and administrative expense for the years ended July 31, 1998 and July 31, 1997 was $0 and $1,032, respectively.

   The cost of patents acquired will be amortized on a straight-line basis over the remaining lives of 17 years beginning in fiscal year ended July 31, 1999.

Inventory Cost Method
   Inventories are stated at the lower of cost determined by the Average Cost method and net realizable value.

Use of Estimates
   The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments
   The fair value of financial instruments, consisting primarily of the line of credit, is based on interest rates available to the Company and comparison to quoted prices. The fair value of these financial instruments approximates carrying value.

Advertising and promotional Costs
   Cost of advertising and promotion are expensed as incurred or the first-time advertising and promotion takes place. Such costs were $272,191 and $136,683 for the years ended July 31, 1998 and July 31, 1997, respectively.

Common Stock Public Offering
   The Board of Directors authorized the Company to sell up to 1,250,000 shares of the Company's common stock and 1,250,000 Class A warrants in a public offering pursuant to a Registration Statement on Form SB-2 under the Securities Act of 1933. The board of directors also authorized obtaining a bridge loan of up to $375,000 to facilitate the public offering (Note 11).

   On August 13, 1996, the Company completed a public offering of its common stock and Class A warrants. A registration statement covering that offer was filed with the SEC on August 8, 1996. The IPO price to was $4.00 per share of the common stock and $0.10 per share on the warrants. The total proceeds from the IPO were $5,125,000 (1,250,000 shares of common and 1,250,000 Class A Warrants). Each class A warrant entitles the holder to acquire an additional common share for $5.25 per common share beginning August 8, 1997 and expiring August 8, 2001. The Class A Warrants are redeemable by the Company for $0.05 per warrant, at the Company's option, commencing one year after the effective date of the offering provided the closing bid price for the Company's common shares shall have averaged in excess of $9.00 per share for thirty consecutive business days ending within five days of the date of a notice of redemption. The net proceeds after deducting the underwriters fees and other costs was $4,525,625. On September 13, 1996, the overallottment shares were sold as per the underwriters agreement and the Company received $476,760 (137,000 shares of common at $4.00 per share and 137,000 Class A warrants at $0.10 per warrant, less underwriter's fees and costs).

Deferred Public Offering Cost
   The company had incurred $376,695 of costs as of July 31, 1996 related to an initial public offering. Those costs were deferred, pending completion of the offering. After the completion of the offering, the total of the public offering costs $1,436,807 was reclassified to shareholders' equity.

Deferred Acquisition Costs
   During the process of evaluating certain companies for acquisition, the Company has expended $1,096,852 and $45,430 in fiscal years ended July 31, 1998 and July 31, 1997, respectively. These costs have been capitalized and will be reclassified if the acquisitions are successful as a cost of the investment or expensed in the future if the acquisitions are not successful.

Net Loss Per Common Share
   The Company adopted FASB Statement No. 128, Earnings Per Share ("SFAS 128"), which is effective for periods ending after December 15, 1997. Entities that have only common stock outstanding are required to present basic earnings per share amounts. All other entities are required to present basic and diluted per share amounts. Diluted per share amounts assume the conversion, exercise or issuance of all potential common stock instruments unless the effect is to reduce a loss or increase the income per common share from continuing operations.

   As required by SFAS 128, earnings per share is computed based upon the weighted average common shares outstanding for the year. Earnings per share excludes the effect of outstanding warrants and stock options and the conversion of convertible debt because the effect of their inclusion would be antidilutive, as defined in the Statement. In conjunction with SFAS 128, the Company has restated the accompanying financial statements of July 31, 1997 for all per share data presented.

   Following is a reconciliation of the weighted average number of shares actually outstanding with the number of shares used in the computations of loss per common share:

                                                    For the Years Ended
                                               July 31, 1998   July 31, 1997
                                               -------------   -------------

          Weighted average number of
           shares actually outstanding            3,779,543       3,284,158

          Net income (loss)                    $ (1,902,742)   $ (1,407,314)

          Net (loss) per common share            $    (0.50)     $    (0.43)

     Potential common stock instruments at July 31, 1998, which include 1,521,250 stock options and 1,798,125 warrants, are not included in the loss per share calculation because their inclusion would be antidilutive. Potential common stock instruments at July 31, 1997, which include 406,250 stock options and 1,798,125 warrants, are not included in the loss per share calculation because their inclusion would be antidilutive.

Income Taxes
     At July 31, 1998, the Company has financial, federal, and California tax net operating loss carryforwards of approximately $4,101,000, $3,994,000, and $2,122,000, respectively. At July 31, 1997, the
     Company has financial, federal, and California tax net operating loss carryforwards of approximately $2,199,000, $2,056,000, and $1,153,000, respectively. The difference between the financial reporting and the federal tax loss carryforward is primarily due to the capitalization of research and development expenses and start-up expenses for tax purposes with an amortization over five (5) years, however for financial reporting purposes these expenses are charged to operations as incurred. The difference between federal and California tax loss carryforwards is primarily due to the fifty percent limitation on California loss carryforwards. The tax loss carryforwards will begin expiring in fiscal year ended July 31, 2009, unless previously utilized.

     The Company adopted Financial Accounting Standards Board Statement No. 109, Accounting for Income Taxes, beginning in fiscal year ended July 31, 1993. The adoption had no impact on 1993 results. In accordance with this new standard, the Company has recorded total deferred tax assets of $962,000 and $499,000 and a related valuation reserve of $962,000 and $499,000 for the fiscal years ended July 31, 1998 and 1997, respectively. Realization of these deferred tax assets, which relate to operating loss carryforwards and timing differences from the amortization of research and development expenses and start-up expenses, is dependent on future earnings. The timing and amount of future earnings are uncertain and therefore, the valuation reserve has been established.

NOTE 2. CASH AND CASH EQUIVALENTS

     At July 31, 1997 cash equivalents represented cash deposited in the Merrill Lynch Institutional Fund. This fund invests in securities with maturities of 270 days or less and includes US Treasury instruments and other government securities and commercial paper of large public companies. Innovative Medical Services receives interest income from the fund. This cash can be withdrawn upon giving 24 hours notice. The total cash deposited in this fund at July 31, 1997 was $1,903,327. The carrying amounts for cash and cash equivalents approximate fair value because of the short maturity of these instruments. The Company maintains cash balances at several financial institutions. Accounts at each institution, other than Merrill Lynch, are insured by the Federal Deposit Insurance Corporation up to $100,000. At July 31, 1997, the Company's uninsured cash equivalent balances total $1,922,714.

     At July 31, 1998, the Company's cash and cash equivalents is represented by $48,250 in cash or checking accounts.


NOTE 3. RESTRICTED CASH

     At July 31, 1998, the Company's restricted cash consisted of a certificate of deposit of $206,229. The certificate of deposit is held by a bank, as security for a line of credit with the same bank.


NOTE 4. NOTES RECEIVABLE

     At July 31, 1998, notes receivable of $80,074 represents amounts due from officers and $26,844 represent amounts due from employees. At July 31, 1997, notes receivable of $25,930 represents amounts due from employees. All notes receivable are due and payable within one year. The carrying value of the notes, based on the terms at which those same loans would be made currently, approximate their fair value.


NOTE 5. PROPERTY, PLANT AND EQUIPMENT

     The following is a summary of property, plant, and equipment - at cost, less accumulated depreciation:

                                               July 31, 1998   July 31, 1997
                                               -------------   -------------

          Computers and equipment               $   628,074     $   402,906

          Furniture and fixtures                     86,487          80,530

          Property held under capital lease           7,511           7,511

          Vehicle                                    40,670          40,670

          Leasehold improvements                    280,575         279,353
                                                -----------     -----------
                                                  1,043,317         810,970

          Less: accumulated depreciation            251,718         125,783
                                                -----------     -----------

             Total                              $   791,599     $   685,187
                                                ===========     ===========

     Depreciation expense charged to general and administrative expense for the years ended July 31, 1998 and 1997 was $125,935 and $68,843, respectively.

NOTE 6. DEBT

     The details relating to debt are as follows:


                                               July 31, 1998   July 31, 1997
                                               -------------   -------------

          Obligation under capital lease        $       969     $     2,978

          Line of Credit Valle de Oro Bank,
            $ 200,000 line of credit,
            Interest at 7.7% due and payable
            February 25, 1999
            Secured by certificate of
            deposit of $ 206,230                    199,483               0

          Line of Credit Flagship Capital, Inc.
            for financing of  accounts
            payable, interest at 17% payable
            at $27,052 monthly beginning
            September 13, 1998                       94,533               0
                                                -----------     -----------

               Total notes payable                  294,985           2,978

          Less: Current maturities of
            notes payable included in
            current liabilities                     294,985           2,721
                                                -----------     -----------

               Total long term debt             $         0     $       257
                                                ===========     ===========

NOTE 7. CAPITAL LEASE

     The company is the lessee of a display booth under a capital lease expiring in August of 1998. The asset and liability under the capital lease is recorded at the lower of the present values of the minimum lease payments or the fair market value of the asset. The asset is amortized over the estimated useful life of ten years. Depreciation of the asset under capital lease charged to expense in the year ended July 31, 1998 and 1997 was $751 and $751, respectively. The monthly lease payment, which began in September 1995, is $262. At July 31,1998 the remaining lease is represented by 2 payments of $262 plus a buyout of $407. The interest rate on the capital lease is approximately 23.6%.


NOTE 8. COMMITMENTS

     The company leased office and warehouse facilities under an operating lease that expired on December 31, 1996. On May 14, 1996, the Company entered into a new operating lease agreement for sixty-five months commencing on July 1, 1996. The rent payment portion of the lease will be for sixty-three months, which allows for an initial building improvement period of two months. The monthly rental for the 9,443 square foot facility will be $ .61 per square foot plus $ .08 per square foot for maintenance of common areas. There is also a fixed yearly increase of 4%. The company has also signed an amendment to the lease to allow for an option to lease the building for an additional five years. The company made improvements to the new building in the amount of $280,000.

     The rental expense recorded in general and administrative expenses for the years ended July 31, 1998 and July 31, 1997 was $ 76,400 and $ 70,423, respectively. Future minimum rental payments required for each of the 5 succeeding years are as follows:

                Year Ended July 31, 1998          Amount

                                    1999        $   81,756
                                    2000            85,026
                                    2001            88,428
                                    2002            16,277
                                    2003                 0

NOTE 9. CAPITAL STOCK

     The following schedule summarizes the change in capital stock:


                                Common       Common
                                Stock        Stock     A Warrants   A Warrants  Z Warrants
                                Shares         $         Issued          $        Issued
                               --------     -------    ----------   ----------  ----------
Balance, July 31, 1995         1,791,851     591,961           0           0           0

Sale of Stock                     37,000      22,220           0           0           0

Stock issued for services          5,000       5,000           0           0           0

Contribution of officers wages         0      44,000           0           0           0

Balance, July 31, 1996         1,833,851     663,181           0           0           0

Bridge loan holders                    0           0   2,250,000           0     750,000

Sale of stock (net of costs)   1,387,000   4,127,443   1,437,500     108,750           0

Stock issued for services        312,000     775,500           0           0      35,000

Balance, July 31, 1997         3,532,851   5,566,124   3,687,500     108,750     785,000

Stock issued for services        383,500     559,594           0           0           0

Balance, July 31, 1998         3,916,351   6,125,718   3,687,500     108,750     785,000

     On May 4, 1994, the Shareholders voted to increase authorized common stock from 100,000 to 5,000,000 shares. On November 22, 1993, the Board of Directors authorized a stock split for shareholders of record of September 30, 1993, thereby increasing the number of issued and outstanding shares to 2,117,520.

     On April 17, 1996, the Board of Directors approved a 2 for 3 reverse stock split of the common stock of the founding shareholders of the corporation, thus reducing the outstanding shares. Also, the board authorized the issuance of two classes of shares, to be designated respectively as "Common shares" and "Preferred shares". The total number of authorized common shares of the corporation was increased from 5,000,000 shares to 20,000,000 shares, with no par value. The total number of authorized preferred shares of the corporation was increased from 1,000,000 shares to 5,000,000 shares, with no par value. All references in the accompanying financial statements to the number of common shares and per-share amounts have been restated to reflect the stock splits.

NOTE 10. RELATED PARTY TRANSACTIONS

     On April 1, 1996, the Company entered into an employment agreement with the President and Chief Executive Officer. The term of the agreement is for five years with an automatic renewal of another five years. The following are the major provisions of the agreement:
          1.   Compensation -
               a.   Salary of $108,000 per year, and
               b. Additional compensation equal to 3% of the net income before taxes earned by the corporation during each full fiscal year, and

               c. A monthly amount of not more than $500 per month for a auto lease, and
               d. A five year option to purchase as many shares of the corporation's common stock as equals one hundred thousand dollars at 80% of the initial public offering price of the Company's common stock, approximately
                    31,250 shares at $3.20 per share, which are exercisable in April, 1997.
          2.   Compensation for past services -
                    In consideration of services which have been rendered during the fiscal years ended July 31, 1994 and July
                    31, 1995 and the eight months period ended March 31, 1996, the corporation granted the following compensation for past services rendered:
                         a.   $30,000 for fiscal year ended July 31, 1994, and
                         b.   $45,000 for fiscal year ended July 31, 1995, and
                         c.   $60,000 for the eight months ended March 31, 1996.

     The President (Mr. Krall) waived the payment of $119,000 of the compensation for past services and contributed this amount as an additional payment for the common stock he presently owns. In order to reward the efforts of Director Krall for his outstanding performance in the weeks leading to NASDAQ approval of the initial public offering, the Compensation Committee recommended and the Board of Directors authorized a bonus to Mr. Krall in the amount of $ 257,500. The bonus of $257,500 was accrued at July 31, 1996.

     On April 26, 1997, the board of directors approved the renewal of the employment contract for Michael Krall for the position of President and Chief Executive Officer and also increased his salary to $12,000 per month.


NOTE 11. STOCK OPTION PLANS

     On April 17, 1996, the Board of Directors and the shareholders approved a stock option plan for the key employees of the Company and non-employee Directors of the Company. Under the plan the number of shares of stock which may be issued and sold shall not exceed 1,000,000 shares, with 900,000 shares reserved for issuance to key employees pursuant to their Incentive Stock Options and 100,000 shares reserved for issuance to non-employee Directors pursuant to their non-statutory options. The per share option shall be determined by fair market value of the stock on the date the option is granted. No person shall receive options, first exercisable during any single calendar year for stock, the fair market value of which exceeds $100,000.

     On April 26, 1997, the Board of Directors approved the option to purchase 25,000 shares for the Vice President, Sales and Marketing as part of the ISOP plan. It was also agreed to award stock options of up to 300,000 shares from the ISOP to current and future employees at or above the market price at the time of the grant.

     On April 17, 1996, the Board of Directors approved a stock option plan for the executive officers and Directors of the Company. Under the plan the maximum number of shares of stock which may be issued and sold shall not exceed 1,000,000 shares, with the maximum number of shares for which an option may be granted to any one Director or officer shall be 100,000. The per share option price for the stock subject to each option shall be $1.00 per share or such other price as the Board of Directors may determine.

     Also, on April 17, 1996, the Board of Directors approved the issuance of 2,500 shares to each of two retiring board members for past services.
                                  -42-

     On September 20, 1996, the Board of Directors approved, subject to underwriter's approval, an offer to all Directors and Executive Officers, the option of purchasing up to 50,000 shares of the corporations stock at $4.00 per share. The option would be for a period of five years with the underlying shares registered with the SEC on Form S-8. On November 12, 1997, the Board of Directors and officers agreed to forfeit their options to purchase shares at $4.00 per share.

     On August 6, 1997, the Board of Directors authorized options to purchase 50,000 shares be issued $2.00 per share to each of the Board of Directors pursuant to the Directors and Officers 1996 Stock Option Plan.

     On July 15, 1998, the Board of Directors authorized options to purchase 50,000 shares be issued at $1.00 per share to each of the Board of Directors pursuant to the Directors and Officers 1996 Stock Option Plan.

     On July 15, 1998, the Board of Directors also authorized 360,000 options to purchase shares at $0.563 per share to members of the Board of Directors that worked directly on the EXCOA acquisition, pursuant to the Directors and Officers 1996 Stock Option Plan.


NOTE 12. BRIDGE FINANCING

     In May 1996, the Company offered in a private placement 15 Bridge Loan Units each originally consisting of one $25,000 secured promissory note, 50,000 common shares, 50,000 Class A Bridge Warrants to acquire one common share at $5.25 and 50,000 Class Z Warrants to acquire one common share at $10.00 per share. On August 1, 1996 the Company renegotiated the terms of the Bridge Financing with the investors therein in order to address concerns of The NASDAQ SmallCap Market as to the potential return to these investors. As a result, the Bridge Financing investors agreed to the cancellation of the 50,000 common shares per the Bridge Loan Unit (750,000 common shares in total) and an increase of 100,000 Class A Warrants per Bridge Loan Unit (1,500,000 additional Class A Warrants in total). As a result, the Bridge Financing investors have been issued a total 2,250,000 Class A warrants and 750,000 Class Z Warrants. In addition, the Bridge Financing investors have each agreed to an irrevocable and complete restriction on the transfer of each investor's Class A Warrants for a six-month period from August 8, 1996. The promissory notes bear interest at the rate of (5%) five percent and are due and payable on the earlier of the closing of the public offering or October 26, 1996. The Bridge Loan promissory notes are secured by substantially all of the assets of the Company and a personal guaranty granted by Michael Krall, the Company's president. The Class A and Class Z Warrants cannot be exercised for one year and two years, respectively, and both expire in August 2001. The Company will receive the exercise price of the Bridge Loan Unit warrants, but will not receive any proceeds from any sale of the Bridge Loan Unit warrants or the shares underlying the warrants. The net proceeds to the Company from the issuance of the promissory notes was $292,150, after payment of $82,850 for public offering costs.

     The Bridge Financing and the public offering may be deemed integrated together and as a result, the Bridge Financing may have been in violation of the registration requirements of Section 5 of the Securities Act of 1933. This results in a contingent liability for the purchase price of the securities sold in violation of section 5 in the amount of $375,000 as well as other damages and litigation cost. The Company is already contractually bound to repay the entire consideration given for the Bridge Financing Units. No assurance can be given that this contingent liability will not have a material adverse effect upon the Company or its operations. On August 16, 1996, after the closing of the initial public offering, all Bridge loans were repaid with interest.

NOTE 13. PENSION PLAN

     The Company participates in a Small SEP program under which the employer makes contributions to a SEP, which includes a salary reduction arrangement (SARSEP). Employees who participate in the SARSEP may elect to have the employer: (a) make contributions to the SEP on their behalf, or (b) pay them cash. A salary reduction arrangement may be used only in years in which the SEP meets requirements that the IRS may impose to ensure distribution of excess contributions. Annual contributions of an employer under a SEP are excluded from the participant's gross income.


NOTE 14. CREDIT RISK AND FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company markets its products to numerous customers in various geographic regions, thereby spreading its credit risk related to receivables. See Note 2 Cash and Cash Equivalents as to the discussion of credit risks concerning cash equivalents.

     The carrying amounts for cash and cash equivalents, receivables, and payables approximate fair value because of the short maturity, generally less than three months, of these instruments. The carrying value of the Company's long-term debt approximates fair value since the current borrowing rates available for financing are similar in terms.


NOTE 15. SUBSEQUENT EVENTS

     After July 31, 1998 the Company has purchased the assets of Export Company of America, Inc. (EXCOA), a privately held Fort Lauderdale, Florida-based distributor of disposable medical, dental and veterinary supplies. The major asset of this company was its 45% interest in Ampromed Comercio Importacao E Exportacao Ltda (AMPROMED), a Rio de Janeiro-based import company that sells medical, dental and veterinary supplies and water filtration products to practitioners, retail outlets and government agencies. The Company has acquired the remaining 55% interest in AMPROMED from a private individual. To facilitate this transaction the Company has formed EXCOA Nevada, a 100% owned subsidiary of Innovative Medical Services. This company was incorporated in Nevada. A 99% interest in AMPROMED will be held by EXCOA Nevada, with the remaining 1% of AMPROMED being owned by
     Innovative Medical Services.    The final documents needed for
     AMPROMED to conduct business in Brazil under its new ownership were executed on October 16, 1998. The Company has incurred $1,051,422 of acquisition costs as of July 31, 1998 for these two entities plus an additional $39,900 incurred after the balance sheet date. At July 31, 1998 $514,594 of the acquisition costs incurred relate to the issuance of stock for services. These business combinations occurred after July 31, 1998 and will be accounted for using the purchase method.

NOTE 16.  YEAR 2000

     The Company recognizes the need to ensure its operations will not be adversely impacted by Year 2000 software failures. Software failures due to processing errors potentially arising from calculations using Year 2000 date are a known risk. The Company is addressing this risk to the availability and integrity of financial systems and the reliability of operational systems even though the newly acquired in-house software system is Year 2000 compliant. The Company has established processes for evaluating and managing the risks and costs associated with this problem. The Company is also communicating with suppliers, dealers, financial institutions and others with which it does business to ensure their systems will be Year 2000 compliant. The cost of compliance will be incurred through fiscal year ended July 31, 1999.

INNOVATIVE MEDICAL SERVICES

CONSOLIDATED BALANCE SHEETS
-----------------------------------------------------------------------------
                                                    (UNAUDITED)
                                                    OCTOBER 31      JULY 31
                                                       1998           1998
                                                  ---------------------------
ASSETS
Current Assets
   Cash and cash equivalents                       $    41,567   $    48,250
   Restricted cash                                     204,722       206,230
   Accounts receivable, net of allowance
      for doubtful accounts of $17,850                 637,037       276,619
   Notes receivable                                    123,428       106,918
   Inventories                                         525,341       360,566
   Prepaid expenses                                     10,526        11,556
                                                   -----------   -----------

      Total current assets                           1,542,620     1,010,139
                                                   -----------   -----------

Property, Plant and Equipment
   Property, plant and equipment                       810,079       791,599
                                                   -----------   -----------

      Total property, plant and equipment              810,079       791,599
                                                   -----------   -----------

Noncurrent Assets
   Deposits                                             17,075        14,075
   Patents and licenses                                405,077        57,806
   Goodwill                                            261,322             -
   Other intangible assets                             360,000             -
   Deferred acquisition costs                           45,430     1,096,852
                                                   -----------   -----------

      Total noncurrent assets                        1,088,904     1,168,733
                                                   -----------   -----------

   Total assets                                    $ 3,441,603   $ 2,970,471
                                                   ===========   ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
   Accounts payable                                $   656,458   $   495,287
   Accrued liabilities                                   5,647        47,060
   Notes payable                                       508,620       294,986
                                                   -----------   -----------

      Total current liabilities                      1,170,724       837,333
                                                   -----------   -----------

Long-Term Debt                                               -             -
                                                   -----------   -----------

Stockholders' Equity
   Class A common stock, no par value:
      authorized 20,000,000 shares, issued
      and outstanding 3,916,351                      6,125,718     6,125,718
   Class A warrants: issued and outstanding
      3,687,500 warrants                               108,750       108,750
   Accumulated deficit                              (3,963,589)   (4,101,330)
                                                   -----------   -----------

      Total stockholders' equity                     2,270,879     2,133,138
                                                   -----------   -----------

   Total liabilities and stockholders' equity      $ 3,441,603   $ 2,970,471
                                                   ===========   ===========

INNOVATIVE MEDICAL SERVICES

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
-----------------------------------------------------------------------------

                                                  FOR THE THREE MONTHS ENDED
                                                           OCTOBER 31,
                                                       1998          1997
                                                  ---------------------------
Net sales                                          $   795,519   $   435,259
Cost of sales                                          282,289       248,418
                                                   -----------   -----------

Gross profit                                           513,230       186,841
                                                   -----------   -----------

Selling expenses                                        71,306       152,463
General and administrative expenses                    268,638       389,199
Research and development                                38,037        53,265
                                                   -----------   -----------

Total operating costs                                  377,982       594,927
                                                   -----------   -----------

Operating income (loss)                                135,248      (408,086)
                                                   -----------   -----------

Other income and (expense)
   Interest income                                       2,693             -
   Miscellaneous income                                      -        21,709
                                                   -----------   -----------

Total other income (expense)                             2,693        21,709
                                                   -----------   -----------

Income (loss) before income taxes                      137,941      (386,377)

Federal and state income taxes                             200           200
                                                   -----------   -----------

Net income (loss)                                  $   137,741   $  (386,577)
                                                   ===========   ===========


Net income per common share (primary)              $      0.04   $     (0.11)
                                                   ===========   ===========
Net income per common share (fully diluted)        $      0.02   $     (0.07)
                                                   ===========   ===========

 CONSOLIDATED STATEMENTS OF ACCUMULATED DEFICITS
-----------------------------------------------------------------------------
                                                   (UNAUDITED)
                                                  THREE MONTHS
                                                      ENDED       YEAR ENDED
                                                    OCTOBER 31     JULY 31
                                                      1998           1998
                                                  ---------------------------

Balance, beginning of period                       $(4,101,330)  $(2,198,588)

Net income (loss)                                      137,741    (1,902,742)
                                                   -----------   -----------

Balance, end of period                             $(3,963,589)  $(4,101,330)
                                                   ===========   ===========

INNOVATIVE MEDICAL SERVICES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
-----------------------------------------------------------------------------

                                                  FOR THE THREE MONTHS ENDED
                                                          OCTOBER 31,
                                                       1998          1997
                                                  --------------------------
Cash flows from operating activities
   Net income (loss)                               $   137,741   $  (386,577)

   Adjustments to reconcile net income to
   net cash provided by operating activities:
      Depreciation                                      35,786        27,542
   Changes in assets and liabilities:
      (Increase) decrease in restricted cash             1,507             -
      (Increase) decrease in accounts
       receivable                                     (360,418)     (204,059)
      (Increase) decrease in notes receivable          (16,510)     (130,105)
      (Increase) decrease in prepaid expense             1,030        32,568
      (Increase) decrease in inventory                (164,775)      (43,005)
      (Increase) decrease in deposits                   (3,000)            -
      (Increase) decrease in patents and
       licenses                                       (347,271)            -
      (Increase) decrease in deferred
       acquisition costs                             1,051,422       (21,069)
      Increase (decrease) in accounts payable          161,171       123,507
      Increase (decrease) in accrued liabilities       (41,413)      (33,163)
                                                   -----------   -----------

         Net cash provided (used) by operating
            activities                                 455,269      (634,361)
                                                   -----------   -----------

Cash flows from investing activities
   Goodwill                                           (261,322)            -
   Other intangible assets                            (360,000)            -
   Purchase of property, plant and equipment           (54,266)      (70,215)
                                                   -----------   -----------

         Net cash (used) in investing
            activities                                (675,588)      (70,215)
                                                   -----------   -----------

Cash flows from financing activities
   Increase (decrease) in notes payable                213,634          (792)
                                                   -----------   -----------

         Net cash provided by financing
            activities                                 213,634          (792)
                                                   -----------   -----------

         Net increase (decrease) in cash and
            cash equivalents                            (6,683)     (705,368)

Cash and cash equivalents at beginning of period        48,250     1,982,660
                                                   -----------   -----------

Cash and cash equivalents at end of period         $    41,567   $ 1,277,292
                                                   ===========   ===========

Interest Paid                                      $     9,797   $       120

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES UNDERLYING THE CLASS A WARRANTS OFFERED BY THIS PROSPECTUS OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SHARES AND THE CLASS A WARRANTS IN ANY JURISDICTION TO ANY PERSON TO
WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH
JURISDICTION.

TABLE OF CONTENTS

Prospectus Summary
Risk Factors
Use of Proceeds
Capitalization
Management's Discussion and Analysis
of Financial Condition
The Company and its Business.
Management
Security Ownership of Management and
Principal Shareholders
Market for the Company's Common Stock
and Related Stockholder Matters
Certain Transactions
Description of Securities
Selling Securities Holders
Plan of Distribution
Transfer and Warrant Agent
Legal Matters/Legal Proceedings
Independent Public Accountant
Financial Statements

UNTIL ______, 1999 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A
PROSPECTUS.

                      INNOVATIVE MEDICAL SERVICES
                                 LOGO
                       -------------------------
                              PROSPECTUS
                       -------------------------

                                PART II
                INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling persons, director or officer of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

(a) The Company's Certificate of Incorporation provides the Company's Officers and Directors the full extent of the protection offered by the General Corporation Law of the State of California.

(b) The General Corporation Law of the State of California provides that a corporation may include a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the directors' duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under the Corporation Law dealing with the liability of directors for unlawful payment of dividend or unlawful stock purchase or redemption, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

(c) The Company's Bylaws provide that the Company may indemnify its Officers and Directors to the full extent permitted by the General Corporation Law of the State of California.

(d) The General Corporation Law of the State of California provides that a corporation may indemnify its directors and officers against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and incurred by them in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the rights of the corporation), by reason of being or having been directors or officers, if such directors or officers acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, they had no reasonable cause to believe their conduct was unlawful. The indemnification provided the General Corporation Law of the State of California is not exclusive of any other rights arising under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses of the offering, all of which are to be borne by the Registrant, are as follows:

SEC Filing Fee                                       na
NASD Filing Fee                                      na
Printing and Advertising Expenses                10,000
Accounting Fees and Expenses                      1,000
Legal Fees and Expenses                          25,000
Blue Sky Fees and Expenses                        5,000

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, the Registrant sold securities which were not registered under the Securities Act of 1933, as amended, as follows:

                                                COMMON     TOTAL
NAME OF PURCHASER            DATE               STOCK      CONSIDERATION

Robert Abrigo.             04/17/96               2,500     services
Thomas Smith, Sr.          04/17/96               2,500     services
Frederick Hirth            09/17/97              12,000     property (1)


(1) Issued in consideration of the assignment of the Medifier patent

BRIDGE FINANCING INVESTORS

                                          BRIDGE FINANCING
NAME OF PURCHASER            DATE         UNITS(2)          CONSIDERATION
-----------------            ----         ----------------  -------------

Janice Mastropiero         04/25/96                 0.5     $12,500
Sheri Ann Lopa.            04/25/96                 0.5     $12,500
Anthony Stropoli           05/04/96                 1.0     $25,000
Sandra A. Wood             04/24/96                 1.0     $25,000
Joseph Burtone             05/15/96                 0.5     $12,500
Natalie Sotiriou           04/25/96                 0.5     $12,500
Tom Coccio                 05/02/96                 0.5     $12,500
Joerg Wiedenhoff.          04/26/96                 1.0     $25,000
Manfred Rau                04/25/96                 1.0     $25,000
Norbert Schroeder          04/26/96                 1.0     $25,000
Dagmar Deitermann-Schwark  04/24/96                 1.0     $25,000
Kenneth S. Briggs          05/15/96                 1.5     $25,000
Dennis Giordano            05/22/96                 0.5     $12,500
Gregory Tominia            05/23/96                 1.0     $25,000
John R. Serpico            04/24/96                 1.5     $37,500
The Paris Group, Ltd.      05/15/96                 0.5     $12,500
JLE Construction, Inc.     05/15/96                 1.5     $37,500

(1) In May 1996, the Company offered in a private placement 15 Bridge Loan Units each originally consisting of one $25,000 secured promissory note, 50,000 common shares, 50,000 Class A Warrants to acquire one common share at $5.25 and 50,000 Class Z Warrants to acquire one common share at $10.00 per share. On August 1, 1996, the Company renegotiated the terms of the Bridge Financing with the investors therein in order to address concerns of The Nasdaq SmallCap Market as to the potential return to these investors. As a result, the Bridge Financing investors have agreed to the cancellation of the 50,000 common shares per Bridge Loan Unit (750,000 common shares in total) and an increase of 100,000 Class A Warrants per Bridge Loan Unit (1,500,000 additional Class A Warrants in total).

CERTAIN OPTION HOLDERS

                                       # OF UNDERLYING
NAME OF OPTIONEE            DATE       COMMON STOCK        CONSIDERATION

Glenn Hall                 08/03/98              40,000     Services (1)
Minneapolis Company        11/16/98             300,000     Services (2)


(1) 5 year options to acquire common stock at $0.625 per share granted in consideration of services rendered in connection with the Company's obtaining a line of credit.

(2) Options to acquire common stock at $1.1875 per share granted in consideration of investment banking services to be rendered. In February 1999, the Minneapolis Company surrendered the options in consideration of the Registrant's agreement to terminate the investment banking agreement.

JANUARY 1999 PRIVATE PLACEMENT


                                                COMMON      TOTAL
NAME OF PURCHASER            DATE               STOCK       CONSIDERATION

Mitchell Kaminsky          01/29/99             117,766     175,000
Mathew Kanter              01/29/99             125,000     185,750


With respect to the sales made, the Company or its affiliates relied on
Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The securities were offered to officers and directors who had access to information by virtue of their relationship as officers and directors of the Company or to persons with a prior business or family relationship with officers and directors of the Company. The securities were offered for investment only and not for the purpose of resale or distribution, and the transfer thereof was appropriately restricted by the Company.

ITEM 27.  EXHIBITS.

The following Exhibits are filed as part of this Registration Statement pursuant to Item 601 of Regulation S-B:

    *3.1     -- Articles of Incorporation, Articles of Amendment and Bylaws
    *4.1    -- Form of Class A Warrant
    *4.2    -- Form of Class Z Warrant
    *4.3    -- Form of Common Stock Certificate
    *4.4    -- Warrant Agreement
     5.1    -- Opinion of Dennis Brovarone, Attorney at Law,
   *10.1    -- Employment Contract/Michael L. Krall
    23.1    -- Consent of Dennis Brovarone, Attorney at Law (see opinion)
    23.2    -- Consent of Steven Holland, Certified Public Accountant
    27.1    -- Financial Data Schedule

* Previously Filed

ITEM 28.  UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                               SIGNATURES

In accordance with the requirements of the Securities Act of 1933 as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and authorized this Post Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of El Cajon, State of California on February 16, 1999.


INNOVATIVE MEDICAL SERVICES

By:     /s/  MICHAEL L. KRALL
--------------------------------
Michael L. Krall
Executive Officer

In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURE                     TITLE                    DATE

/s/  MICHAEL L. KRALL    President, Chief Executive    February 16, 1999
-----------------------  Officer and Director
Michael L. Krall

/s/  GARY BROWNELL       Chief Financial Officer,      February 16, 1999
-----------------------  Director
Gary Brownell

/s/  EUGENE PEISER, PD   Director                      February 16, 1999
-----------------------
Eugene Peiser, PD

/s/  PATRICK GALUSKA     Director                      February 16, 1999
-----------------------
Patrick Galuska

/s/  DENNIS BROVARONE    Director                      February 16, 1999
-----------------------
Dennis Brovarone

/s/  DONNA SINGER        Director                      February 16, 1999
-----------------------
Donna Singer

EXHIBIT INDEX

SEQUENTIALLY
EXHIBIT NUMBERED
NUMBER DESCRIPTION PAGE

*3.1     --    Articles of Incorporation, Articles of Amendment and Bylaws.
*4.1    --    Form of Class A Warrant.
*4.2    --    Form of Class Z Warrant
*4.3    --    Form of Common Stock Certificate
*4.4    --    Warrant Agreement
5.1     --    Opinion of Dennis Brovarone, Attorney at Law
23.1    --    Consent of Dennis Brovarone, Attorney at Law
23.2    --    Consent of Steven Holland, Certified Public Accountant
27.1    --    Financial data schedule

* Previously Filed